Exhibit 4.7

CONFORMED COPY	Operation Number 39576

Dated  23rd  December  2008

EUR 225,000,000

FACILITY AGREEMENT

between

MOBILE TELESYSTEMS OPEN JOINT STOCK COMPANY

as Borrower

and

EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT

as Lender

CONTENTS

CLAUSE		PAGE

SECTION I INTERPRETATION		1

1	DEFINITIONS AND INTERPRETATION	1

SECTION II THE FACILITY		13

2	THE FACILITY	13

3	PURPOSE	13

4	CONDITIONS OF UTILISATION	13

SECTION III UTILISATION		15

5	UTILISATION	15

SECTION IV REPAYMENT, PREPAYMENT AND CANCELLATION		16

6	REPAYMENT	16

7	PREPAYMENT AND CANCELLATION	16

SECTION V COSTS OF UTILISATION		19

8	INTEREST	19

9	CHANGES TO THE CALCULATION OF INTEREST	20

10	FEES	22

SECTION VI ADDITIONAL PAYMENT OBLIGATIONS		23

11	TAX GROSS-UP AND INDEMNITIES	23

12	INCREASED COSTS	25

13	OTHER INDEMNITIES	26

14	MITIGATION BY THE LENDER	27

15	COSTS AND EXPENSES	27

SECTION VII REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT		29

16	REPRESENTATIONS	29

i

17	INFORMATION UNDERTAKINGS	33

18	FINANCIAL COVENANTS	36

19	GENERAL UNDERTAKINGS	37

20	EVENTS OF DEFAULT	43

SECTION VIII CHANGES TO PARTIES		48

21	CHANGES TO THE LENDER	48

22	CHANGES TO THE BORROWER	49

SECTION IX THE LENDER		50

23	CONDUCT OF BUSINESS BY THE LENDER	50

SECTION X ADMINISTRATION		51

24	PAYMENT MECHANICS	51

25	SET-OFF	52

26	NOTICES	52

27	CALCULATIONS AND CERTIFICATES	53

28	PARTIAL INVALIDITY	54

29	REMEDIES AND WAIVERS	54

30	AMENDMENTS AND WAIVERS	54

31	COUNTERPARTS	54

SECTION XI GOVERNING LAW AND ENFORCEMENT		55

32	GOVERNING LAW	55

33	ARBITRATION AND JURISDICTION	55

34	IMMUNITIES	56

SCHEDULE 1 Conditions precedent		58

SCHEDULE 2 Utilisation Request		60

SCHEDULE 3 Form of Compliance Certificate		61

ii

SCHEDULE 4 Definitions and Guidelines for Private Sector Operations (Fraud and Corruption)	62

iii

THIS AGREEMENT is dated 23rd December 2008 and made as a deed between:

(1)                              MOBILE TELESYSTEMS OPEN JOINT STOCK COMPANY, an open joint stock company established and existing under the laws of the Russian Federation and having its registered address at 4 Marksistskaya Street, 109147 Moscow, Russian Federation, as borrower (the “Borrower”); and

(2)                              EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT an international organisation formed by treaty, with its headquarters at One Exchange Square, London EC2A 2JN, United Kingdom (the “Lender”).

NOW THEREFORE, the Borrower and the Lender intend this Agreement to be effected as a deed and have agreed as follows:

SECTION I
INTERPRETATION

1                                      DEFINITIONS AND INTERPRETATION

1.1                            Definitions

In this Agreement:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“A Loan” means the maximum principal amount of the loan provided for in Clause 2(i), or, as the context may require, the principal amount thereof from time to time outstanding.

“A Loan Commitment” means EUR 115,000,000.

“Authorisation” means any consent, registration, filing, agreement, notarisation, certificate, license, approval, permit, authority or exemption from, by or with any Governmental Authority, whether given by or withheld by express action or deemed given or withheld by failure to act within any specified time period and all corporate, creditors’ and shareholders approvals and consents.

“Availability Period” means the period from and including March 1, 2009 to and including December 31, 2009.

“Available Commitment” means, in respect of the proposed Utilisation Date, the Commitment minus:

(a)                                the amount of the Loan outstanding; and

(b)                               in relation to any proposed Utilisation, the amount of the Loan that is due to be made on or before the proposed Utilisation Date.

“B Loan” means the maximum principal amount of the loan provided for in Clause 2(ii), or, as the context may require, the principal amount thereof from time to time outstanding.

“B Loan Commitment” means EUR 110,000,000.

“Bitel” means Bitel LLC, a limited liability company incorporated in the Kyrgyz Republic.

“Bitel Litigation” means any of the claims, proceedings (present or future) and causes of action involving the Borrower and/or any of its Affiliates (including Bitel) relating to or arising out of the acquisition, reorganisation or ownership of Bitel by the Borrower (whether directly or through any of its Affiliates).

“Break Costs” means any costs of the Lender or a Participant, payable by the Borrower to the Lender or such Participant (as applicable) pursuant to Clause 9.3 (Break Costs).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and which is a TARGET Day.

“Commitment” means the aggregate of the A Loan Commitment and the B Loan Commitment, to the extent either of such commitment is not cancelled or reduced in accordance with the terms of this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 3 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Lender.

“Coercive Practice” means the impairing or harming of, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party as that term is interpreted in accordance with the EBRD Anti-Corruption Guidelines.

“Collusive Practice” means an arrangement between two or more parties designed to achieve an improper purpose, including influencing the actions of another party, as this term is defined in accordance with the EBRD Anti-corruption Guidelines.

“Corrupt Practice” means the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party, as this term is defined in accordance with the EBRD Anti-Corruption Guidelines.

“Country of Operation” means each of the Russian Federation, Uzbekistan and Turkmenistan.

“Default” means an Event of Default or any event or circumstance specified in Clause 20 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Default Interest Determination Date” means the date two Business Days prior to the first day of the relevant Default Interest Period (or, at the Lender’s option, the first day of such Default Interest Period).

“Default Interest Period” means, with respect to any amount overdue under this Agreement, a period commencing on the day on which such amount becomes due, or, as the case may be, on the last day of the previous Default Interest Period with respect to such overdue amount, and ending on a Business Day selected by the Lender.

“Disbursement” means a disbursement of any portion of the Loan from time to time pursuant to or, as the context may require, the principal amount thereof from time to time outstanding.

“EBRD Anti-Corruption Guidelines” means EBRD’s Definitions and Guidelines for Private Sector Operations (Fraud and Corruption) attached hereto as Schedule 4.

“EIB” means European Investment Bank an international financial institution, having its headquarters at 100 boulevard Konrad Adenauer L-2950, Luxembourg.

“EIB Loan” means the loan in the maximum principal amount of EUR 115,000,000, to be provided by EIB to the Borrower pursuant to the EIB Loan Agreement, or, as the context may require, the principal amount thereof from time to time outstanding.

“EIB Loan Agreement” means the loan agreement dated of even date herewith entered into between the Borrower and EIB

“Environmental Matter” means:

(a)                              the pollution or protection of the environment;

(b)                             harm to or the protection of human health;

(c)                              health and safety of the workplace; or

(d)                             any emission or substance capable of causing harm to any living organism or the environment.

“EUR” means the lawful currency of the European Union for the time being.

“Event of Default” means any event or circumstance specified as such in Clause 20 (Events of Default).

“Facility Office” means the office of the Lender located at One Exchange Square, London EC2A 2JN, United Kingdom, or the office or offices notified by the Lender to the Borrower (by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Facility” means the term loan facility made available under this Agreement as described in  Clause 2 (The Facility).

“Fee Letter” means the letter dated on or about the date of this Agreement between the Lender and the Borrower setting out the various fees to be paid by the Borrower to the Lender in respect of the Loan in accordance with Clause 10 (Fees).

“Final Maturity Date” means:

(a)                              for the A Loan, 20 January 2016; and

(b)                             for the B Loan, 20 January 2014.

“Finance Document” means:

(a)                              this Agreement;

(b)                             the NIB Loan Agreement;

(c)                              the EIB Loan Agreement;

(d)                             the Intercreditor Deed; and

(e)                              any other document designated as such by the Lender and the Borrower.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)                              moneys borrowed;

(b)                             any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)                              any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                             the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)                              receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)                             any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)                             shares which are expressed to be redeemable at the option of the holder on or prior to the Final Maturity Date (but excluding any accrued dividends);

(i)                                 any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)                                 the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Financial Statements” means the audited consolidated financial statements (including balance sheet, income statement, statement of changes in equity, cash flow statement and notes, comprising a summary of significant accounting policies and other explanatory notes) of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“First Utilisation Date” means the date of the first Utilisation for the Loan.

“Fraudulent Practice” means any act or omission, including a misrepresentation that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial or other benefit or to avoid an obligation, as this term is interpreted in accordance with the EBRD Anti-Corruption Guidelines.

“GAAP” means generally accepted accounting principles, standards and practices in the United States of America.

“Governmental Authority” means the government of any country, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, branch, department, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government or subdivision thereof (including any supra-national bodies), and all officials, agents and representatives of each of the foregoing.

“Group” means the Borrower and its Subsidiaries for the time being.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Interbank Rate” means:

(a)                              for the Interest Period of each Disbursement, the offered rate per annum for deposits in the Loan Currency which appears on the Reference Page as of 11.00 a.m. Brussels time on the relevant Interest Determination Date for the period which equals the duration of such Interest Period (or if no such rate appears on the Reference Page for a period equal to the duration of such Interest Period but rates (“Reference Rates”) do appear on the Reference Page both for a period that is shorter than and for a period that is longer than the duration of such Interest Period, the Interbank Rate shall be the rate (rounded upward, if necessary, to four decimal places) that would be applicable for a period equal to the duration of such Interest Period as determined through the use of straight-line interpolation by reference to the Reference Rate that appears on the Reference Page for the period that is the next shorter in length than the duration of such Interest Period and the Reference Rate that appears on the Reference Page for the period that is the next longer in length than the duration of such Interest Period); and

(b)                             for each subsequent Interest Period, the offered rate per annum for deposits in the Loan Currency which appears on the Reference Page as of 11:00 a.m. Brussels time on the relevant Interest Determination Date for the period which is closest to the duration of such Interest Period (or, if two periods are equally close to the duration of such Interest Period, the average of the two relevant rates);

provided that, if, for any reason, the Interbank Rate cannot be determined at such time by reference to the Reference Page, the Interbank Rate for such Interest Period shall be the rate per annum which the Lender determines to be the arithmetic mean (rounded upward, if necessary, to four decimal places) of the offered rates per annum for deposits in the Loan Currency in an amount comparable to the portion of the Loan scheduled to be outstanding during such Interest Period for a period equal to such Interest Period which are quoted to leading banks in the Euro-zone interbank market as advised to the Lender by three major banks active in the Euro-zone interbank market selected by the Lender.

“Intercreditor Deed” means an intercreditor deed in respect of the Loan, the NIB Loan and the EIB Loan, to be entered into between the Lender, NIB and EIB.

“Interest Determination Date” means, for any Interest Period, the date two Business Days prior to the first day of such Interest Period.

“Interest Expense” has the meaning given to it in Clause 19 (Financial Covenants).

“Interest Payment Date” means any day which is 20 January or 20 July in any year; provided, however that, if any Interest Payment Date would otherwise fall on a day which is not a Business Day, such Interest Payment Date shall be changed to the next succeeding Business Day in the same calendar month or, if there is no succeeding Business Day in the same calendar month, the immediately preceding Business Day.

“Interest Period” means, for any Disbursement, the period commencing on the date of such Disbursement and ending on the next Interest Payment Date and each period of six Months thereafter commencing on an Interest Payment Date; provided that if such Disbursement is made less than 15 Business Days prior to the next Interest Payment Date, the first Interest Period for such Disbursement shall end on the Interest Payment Date following the next Interest Payment Date.

“Investment Period” means the period commencing on the Relevant Date and ending on the date falling 12 Months after the first Utilisation Date following the Relevant Date.

“Investments” means the capital expenditure program of the Borrower through further development of the existing networks in Uzbekistan, Turkmenistan, construction of the new 3G networks in Uzbekistan, expansion of 3G network coverage of the Borrower in Russia, including a demonstration trial for scavenger energy power base stations in Russia, network development, associated local works, purchase of new equipment and/or acquisitions.  These investments are due to be made in approximately the following percentages of the Loan:

	Russia	Uzbekistan	Turkmenistan	Total
3G networks	35%	2%		37%
Scavenger energy demonstration trial	4%			4%
Other Capex		29%	30%	59%
Total	39%	31%	30%	100%

“LMA” means the Loan Market Association.

“Loan” means collectively, the A Loan and the B Loan, or, as the context may require, the principal thereof from time to time outstanding.

“Loan Currency” means the currency in which the Loan is denominated as set forth in Clause 2 (The Facility).

“Margin” means:

(a)                              for the A Loan, the margin for the B Loan plus 0.2 per cent; and

(b)                             subject at all times to Clause 8.2, for the B Loan, 5.9 per cent.

“Market Disruption Event” means:

(a)                              on the Interest Determination Date for the relevant Interest Period or the Default Interest Determination Date for the relevant Default Interest Period, the Reference Page is not available and fewer than three major banks active in the Euro-zone interbank market supply a rate to the Lender to determine the Interbank Rate for the Loan Currency for the relevant Interest Period or the default interest rate for the Loan Currency for the relevant Default Interest Period, as the case may be; or

(b)                             before close of business in Brussels on the Interest Determination Date for the relevant Interest Period  or the Default Interest Determination Date for the relevant Default Interest Period, (1) the Lender determines that the cost to it or (2) the Lender receives notification from one or more Participants whose aggregate Participation in the B Loan exceeds 50 per cent. of the B Loan that the cost to such Participant(s), as the case may be, of obtaining matching deposits in the Euro-zone interbank market would be in excess of the Interbank Rate.

“Material Adverse Effect” means a material adverse effect on or material adverse change in:

(a)                              the financial condition, operations, assets, prospects or business of the Borrower or the consolidated financial condition, operations, assets, prospects or business of the Group;

(b)                             the ability of the Borrower to perform and comply with its obligations under any Finance Document; or

(c)                              the validity, legality or enforceability of any Finance Document, or the rights or remedies of the Lender thereunder,

provided that for the purpose of paragraph (a) above, any losses incurred by any member of the Group after the date of this Agreement as a consequence of an adverse determination of any or all of the Bitel litigation, such losses not exceeding $330,000,000 or its equivalent in any other currency (including legal fees and associated expenses) in aggregate, shall be disregarded.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                               if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)                              if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“MTS-Ukraine” means Closed Joint Stock Company “Ukrainian Mobile Communications (MTS-Ukraine)” in Ukraine.

“MTS-Ukraine Litigation” means any of the claims, proceedings (present or future) and causes of action involving the Borrower and/or any of its Affiliates (including MTS-Ukraine) relating to or arising out of the sale of MTS-Ukraine to the Borrower or the acquisition, reorganization or ownership of MTS-Ukraine by the Borrower.

“MTS-Uzbekistan” means limited liability company JV Uzdunrobita in Uzbekistan.

“NIB” means Nordic Investment Bank, an international financial institution having its headquarters at Fabianinkatu 34, FIN 00171, Helsinki, Finland.

“NIB Loan” means the loan in the maximum principal amount of EUR 80,000,000, to be provided by NIB to the Borrower pursuant to the NIB Loan Agreement, or, as the context may require, the principal amount thereof from time to time outstanding.

“NIB Loan Agreement” means the loan agreement dated of even date herewith entered into between the Borrower and NIB.

“NIB B Loan” means the B loan provided for under the NIB Loan Agreement.

“NIB Participant” means a person from whom NIB receives a formal commitment to acquire a NIB Participation through the execution of, or the accession to, a NIB Participation Agreement with NIB.

“NIB Participation” means a participation in the NIB B Loan, or as the context may require, in a disbursement of the NIB B Loan.

“NIB Participation Agreement” means an agreement under which a NIB Participant makes a formal commitment to acquire a NIB Participation.

“OIBDA” has the meaning given to it in Clause 19 (Financial Covenants).

“Participant” means a person from whom the Lender receives a formal commitment to acquire a Participation through the execution of, or the accession to, a Participation Agreement with the Lender.

“Participation” means a participation in the B Loan, or as the context may require, in a Disbursement of the B Loan.

“Participation Agreement” means an agreement under which a Participant makes a formal commitment to acquire a Participation.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Security” means:

(a)                               any Security on any assets of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower and not created in contemplation of such event, provided that no such Security shall extend to any other assets;

(b)                              any Security existing on any assets prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower and not created in contemplation of such acquisition, provided that no such Security shall extend to any other assets;

(c)                               any Security on any assets securing Financial Indebtedness of the Borrower or Financial Indebtedness of any Subsidiary of the Borrower incurred or assumed for the purpose of financing all or part of the cost of acquiring, repairing or refurbishing such assets, provided that (i) no such Security shall extend to any other assets; (ii) the aggregate principal amount of all Financial Indebtedness secured by such Security on such assets shall not exceed the lower of (x) the purchase price of such assets and (y) the fair market value of such assets at the time of acquisition, repair or refurbishing; and (iii) such Security attaches to such assets concurrently with the repair or refurbishing thereof or within 90 days after the acquisition thereof, as the case may be;

(d)                              any Security arising by operation of law, including any Security (i) arising in the ordinary course of business with respect to amounts not yet delinquent or being contested by the Borrower or a Subsidiary of the Borrower in good faith in appropriate proceedings or (ii) for taxes, assessments, government charges or claims, including without limitation those in favour of Russian governmental fiscal authorities;

(e)                               any Security on the assets of any Subsidiary of the Borrower securing intercompany Financial Indebtedness of such Subsidiary owing to the Borrower or another Subsidiary of the Borrower;

(f)                                 any netting or set-off arrangement entered into by a member of the Group with a bank or any other financial institution in the normal course of its banking arrangements for the purpose of netting or setting off its debit and credit facilities with that bank or financial institution;

(g)                              easements, rights-of-way, restrictions and any other similar charges or encumbrances incurred in the ordinary course of business and not interfering in any material respect with the business of the Borrower or the business of any Subsidiary of the Borrower, including any encumbrance or restriction with respect to an equity interest of any joint venture pursuant to a joint venture agreement;

(h)                              any extension, renewal or replacement of any Security described in clauses (a) to (g) above, provided that (i) such extension, renewal or replacement shall be no more restrictive in any material respect than the original Security; (ii) the amount of Financial Indebtedness secured by such Security is not increased; and (iii) if the assets securing the Financial Indebtedness subject to such Security are changed in connection with such refinancing, extension or replacement, the fair market value of the property or assets is not increased; and

(i)                                 any other Security (excluding any Security described in (a)-(h) above) provided that, immediately after giving effect to such Security, the aggregate amount of all secured Financial Indebtedness of the Group does not exceed 10% of the Borrower’s Total Assets.

“Prohibited Practice” means any Corrupt Practice, Fraudulent Practice, Coercive Practice or Collusive Practice.

“Qualifying Lender” has the meaning given to it in Clause 12 (Tax Gross-up and Indemnities).

“RAS” means generally accepted accounting principles, standards and practices in the Russian Federation.

“Reference Page” means the display of Euro-zone interbank offered rates for deposits in the Loan Currency designated as page EURIBOR01 on Reuters services (or such other page as may replace page EURIBOR01 on Reuters services for the purpose of displaying Euro-zone interbank offered rates for deposits in the Loan Currency).

“Relevant Date” means the date of the notification by the Lender under Clause 4.1 (Initial Conditions Precedent).

“Relevant Contract” means a contract:

(a)                              relating to an Investment;

(b)                             with a value in excess of EUR 1,000,000 (or the equivalent thereof in another currency at the rate of exchange on the date of that contract); and

(c)                              which is awarded either by the Borrower or by another member of the Group established under the laws of the Russian Federation.

“Relevant Period” has the meaning given to it in Clause 19 (Financial Covenants).

“Repayment Date” means:

(a)                              for the A Loan, 20 January 2010, 20 July 2010, 20 January 2011, 20 July 2011, 20 January 2012, 20 July 2012, 20 January 2013, 20 July 2013, 20 January 2014, 20 July 2014, 20 January 2015, 20 July 2015 and the Final Maturity Date; and

(b)                             for the B Loan, 20 January 2010, 20 July 2010, 20 January 2011, 20 July 2011, 20 January 2012, 20 July 2012, 20 January 2013, 20 July 2013 and the Final Maturity Date.

“Repeating Representations” means each of the representations set out in Clauses 16.1 (Status), 16.3 (Binding obligations), 16.4 (Non-conflict with other obligations), 16.5 (Power and authority), 16.7 (Governing law and enforcement), 16.12 (No default), 16.14 (Pari Passu Ranking), 16.15 (No proceedings pending or threatened), 16.16 (Environmental and social compliance) and 16.17 (Telecommunications laws and licences).

“Roubles” or “RUB” means the lawful currency of the Russian Federation for the time being.

“Russian Insolvency Law” means the Federal Law of the Russian Federation No. 127-FZ of 26 October 2002 “On Insolvency (Bankruptcy)”, as amended from time to time.

“Security” means a mortgage, charge, lien, pledge or other security interest securing any obligations of any person or any other agreement or arrangement having a similar effect.

“Significant Subsidiary” means:

(a)                               MTS-Ukraine (unless, pursuant to the MTS-Ukraine Litigation, any or all of the Borrower’s shares in MTS-Ukraine are transferred to a person that is not a member of the Group, with the result that MTS-Ukraine ceases to be a member of the Group);

(b)                              MTS-Uzbekistan;

(c)                               any Subsidiary of the Borrower to which (i) the Borrower or MTS-Ukraine, or MTS-Uzbekistan sells, leases or otherwise transfers its GSM 900 or 1800 licences or (ii) any such licence is re-issued; and

(d)                              any Subsidiary of the Borrower (i) whose total assets (or, where such Subsidiary prepares consolidated accounts, whose total consolidated assets) have a book value (as determined by reference to the most recent management accounts of that Subsidiary prepared in accordance with GAAP) equal to or exceeding 10% of the Borrower’s Total Assets or (ii) whose gross annual revenues (or, where such Subsidiary prepares consolidated accounts, whose gross annual consolidated revenues) (as determined by reference to the most recent management accounts of that Subsidiary prepared in accordance with GAAP) are equal to or exceed 10% of the Borrower’s gross annual consolidated revenues in the year for which the Borrower’s most recent consolidated financial statements were prepared.

“Signing Date” means the date of this Agreement.

“Social Matters” means:

(a)                               labour standards and employment conditions as regulated by applicable law;

(b)                              the impact on persons of resettlement or land acquisition;

(c)                               the impact on indigenous peoples and other vulnerable groups;

(d)                              the impact on objects of cultural heritage including archaeological artefacts and sites; or

(e)                               public consultation and disclosure, including grievances from members of the public notified to the Borrower.

“Subsidiary” means an entity from time to time of which a person has direct or indirect control or owns directly or indirectly more than 50% of the share capital or similar right of ownership.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Payment System (TARGET) is open for the settlement of payments in Euro.

“Tax” or “Taxes” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Telecommunications Authorisation” means any Authorisation from any governmental or other regulatory authority necessary in order for each of the Borrower and its Significant Subsidiaries to maintain, operate and conduct its business as it is being conducted in accordance with Telecommunications Laws.

“Telecommunications Laws” means (a) all laws and regulations which relate to telecommunications and/or the business of providing mobile telephone services and (b) all rules, guidelines, policies and regulations made thereunder, that are applicable to each of the Borrower and its Significant Subsidiaries and/or the business carried on by it.

“Telecommunications Licence” means any Authorisation required at any time under Telecommunications Laws.

“Total Assets” means the book value of the consolidated total assets of the Borrower as determined by reference to the Borrower’s most recent annual consolidated balance sheet delivered in accordance with paragraph (a) of Clause 18.1 (Financial statements) or, prior to the first delivery, to the Financial Statements.

“Total Debt” has the meaning given to it in Clause 19 (Financial Covenants).

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 2 (Utilisation Request).

“VAT” means value added tax and any other tax of a similar nature.

1.2                            Construction

(a)                               Unless a contrary indication appears, any reference in this Agreement to:

(i)                                 the “Lender”, the “Borrower” and any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)                              “assets” includes present and future properties, revenues and rights of every description;

(iii)                           “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management polices of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise;

(iv)                          a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(v)                             “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)                          a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vii)                       a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)                    the singular shall include references to the plural and vice versa;

(ix)                            a provision of law is a reference to that provision as amended or re-enacted; and

(x)                               a time of day is a reference to London time.

(b)                              Section, Clause and Schedule headings are for ease of reference only.

(c)                               Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)                              A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3                            Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION II
THE FACILITY

2                                      THE FACILITY

Subject to the terms of this Agreement, the Lender makes available to the Borrower an amount not to exceed EUR 225,000,000 consisting of:

(i)                                   the A Loan in an amount not to exceed EUR 115,000,000; and

(ii)                                the B Loan in an amount not to exceed EUR 110,000,000.

3                                      PURPOSE

The Borrower shall apply all amounts borrowed by it under the Facility in the following manner:

(i)                                   towards Investments in Russia, in an amount not to exceed EUR 87,000,000;

(ii)                                towards Investments in Uzbekistan, in an amount not to exceed EUR 70,000,000; and

(iii)                             towards Investments in Turkmenistan, in an amount not to exceed EUR 68,000,000.

4                                      CONDITIONS OF UTILISATION

4.1                            Initial conditions precedent

The Lender will only be obliged to comply with Clause 5.4 (Availability of the Loan) in relation to any Disbursement if, on or before the Utilisation Date for such Disbursement, it has received all of the documents and other evidence listed in Schedule 1 (Conditions precedent) in form and substance satisfactory to the Lender, and the Lender has notified the Borrower that it is so satisfied.

4.2                            Pari Passu Disbursement

Notwithstanding anything in this Agreement to the contrary, the obligation of the Lender to make any Disbursement shall also be subject to the conditions that:

(i)                                 the aggregate amount of the Loan disbursed by the Lender shall not at any time exceed (i) 285% of the aggregate amounts theretofore or contemporaneously disbursed under the NIB Loan Agreement; and (ii) 200% of the aggregate amounts theretofore or contemporaneously disbursed under the EIB Loan Agreement; and

(ii)                              immediately after such Disbursement, the ratio of the aggregate amount of the A Loan to the aggregate amount of the B Loan shall be 115:110,

provided that the conditions in this Clause 4.2 may be waived by the Lender at any time, in its sole discretion.

4.3                            Participations

Notwithstanding anything in this Agreement to the contrary, the obligation of the Lender to make any Disbursement shall also be subject to the conditions that:

(i)                                 the Lender shall have entered into, in relation to the B Loan, a Participation Agreement or Participation Agreements with a Participant or Participants, for the full amount of the B Loan and NIB shall have entered into, in relation to the NIB B Loan, a NIB Participation

Agreement or NIB Participation Agreements with a NIB Participant or NIB Participants, for the full amount of the NIB B Loan; and

(ii)                              the Lender shall not in any event be obliged to make any Disbursement of the B Loan except to the extent that corresponding funds in an aggregate amount equal to the amount of such Disbursement of the B Loan are provided to the Lender by Participants pursuant to Participations, provided that the conditions in this Clause 4.3 may be waived by the Lender at any time, in its sole discretion.

4.4                            Further conditions precedent

The Lender will only be obliged to comply with Clause 5.4 (Availability of Loan) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)                                 no Default is continuing or would result from the proposed Utilisation; and

(ii)                              in relation to the First Utilisation, all representations and warranties in Clause 16 (Representations), or, in relation to any other Utilisation, the Repeating Representations, to be made by the Borrower are true in all material respects.

4.5                            Suspension and cancellation

(a)                               From time to time, the Lender may, by notice to the Borrower, suspend or cancel the right of the Borrower to make any Utilisation of the Loan if the Board of Governors of the Lender has decided in accordance with Article 8, paragraph 3, of the Agreement Establishing the European Bank of Reconstruction and Development that access by the Russian Federation, Uzbekistan or Turkmenistan to EBRD resources should be suspended or otherwise modified.

(b)                              Upon the issuance of such notice by the Lender, the right of the Borrower to further Disbursements in respect of the Loan shall be suspended and cancelled as indicated in the notice. The exercise by the Lender of the right of suspension shall not preclude the Lender from exercising any other right of cancellation it may have under this Agreement and shall not limit any other rights of the Lender under the Finance Agreements.

SECTION III
UTILISATION

5                                      UTILISATION

5.1                            Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than 5:00 p.m. on the day falling ten Business Days before the proposed Utilisation Date.

5.2                            Completion of a Utilisation Request

(a)                               Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                                   the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)                                the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)                             it specifies the account and bank to which the proceeds of the Utilisation are to be credited.

(b)                              Only one Utilisation may be requested in each Utilisation Request.

5.3                            Currency and amount

(a)                               The currency specified in a Utilisation Request must be Euros.

(b)                              The amount of the proposed Loan must be:

(i)                                   a minimum of EUR 40,000,000 or, if less, the Available Commitment; or

(ii)                                in any event such that it is less than or equal to the Available Commitment.

5.4                            Availability of the Loan

If the conditions set out in this Agreement have been met, the Lender shall make the Loan available by the Utilisation Date through its Facility Office.

SECTION IV
REPAYMENT, PREPAYMENT AND CANCELLATION

6                                      REPAYMENT

6.1                            Repayment of the Loan

(a)                               The Borrower shall repay the A Loan in 13 equal (or as nearly equal as possible) semi-annual instalments on each Repayment Date, provided that if any Disbursement is made after one or more of such repayment dates, such Disbursement shall be allocated by the Lender for repayment on each of the remaining repayment dates described above in amounts which are pro rata to the amounts of the respective remaining instalments of the A Loan on each such repayment date (with the Lender adjusting those allocations as necessary so as to achieve whole numbers in each case).

(b)                              The Borrower shall repay the B Loan in 9 equal (or as nearly equal as possible) semi-annual instalments on each Repayment Date, provided that if any Disbursement is made after one or more of such repayment dates, such Disbursement shall be allocated by the Lender for repayment on each of the remaining repayment dates described above in amounts which are pro rata to the amounts of the respective remaining instalments of the B Loan on each such repayment date (with the Lender adjusting those allocations as necessary so as to achieve whole numbers in each case).

(c)                               The Repayment Dates are intended to coincide with Interest Payment Dates. If any Interest Payment Date is affected by the proviso to the definition of “Interest Payment Date”, then the corresponding Repayment Date shall be changed to coincide with such Interest Payment Date.

(d)                              Amounts of the Loan repaid may not be reborrowed.

(e)                               No Disbursement shall be made following the expiry of the Availability Period other than by way of amendment to this Agreement.

7                                      PREPAYMENT AND CANCELLATION

7.1                            Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to make, maintain or fund the Loan or for any Participant to maintain or fund its Participation:

(a)                              the Lender shall promptly notify the Borrower upon becoming aware of that event;

(b)                             upon the Lender notifying the Borrower, the Commitment of the Lender or Participant (as applicable) will be immediately cancelled; and

(c)                              the Borrower shall repay the Lender’s participation or that Participant’s Participation (as applicable) in the Loan made to the Borrower on the later of the last day of the Interest Period for each Loan occurring, and the date falling 20 days after the Lender has notified the Borrower (but in any event no longer than any grace period permitted by law) or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2                            Voluntary cancellation

The Borrower may, if it gives the Lender not less than 10 Business Days’ (or such shorter period as the Lender may agree) prior written notice, cancel the whole or any part (being a minimum amount of EUR 10,000,000) of the Available Commitment.

7.3                            Voluntary prepayment of the Loan

(a)                               The Borrower may, if it gives the Lender not less than 10 Business Days’ (or such shorter period as the Lender may agree) prior written notice, prepay the whole or any part of the Loan on any Interest Payment Date (but, if in part, being an amount that reduces the Loan by a minimum amount of EUR 10,000,000).

(b)                              In the case of a partial prepayment, such prepayment shall be applied pro rata between the A Loan and the B Loan in proportion to the respective principal amounts thereof then outstanding.

(c)                               The Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Commitment is zero).

(d)                              Each prepayment shall be applied in satisfaction of the Borrower’s obligations under Clause 6 (Repayment) in the inverse order of maturity of the Loan (or, at the option of the Borrower, pro rata to the remaining principal instalments thereof).

7.4                            Mandatory Prepayment — Change of Control

(a)                               In this Clause 7.4, “Change of Control” means any of the following events or circumstances: any person or group of persons acting in concert or under an express or implied agreement or understanding, directly or through one or more intermediaries, shall (x) acquire ultimate beneficial or legal ownership of, or control over, more than 50% of the issued shares of the Borrower; (y) acquire ownership of or control over more than 50% of the voting interests in the share capital of the Borrower; or (z) obtain the power (whether or not exercised) to elect not less than half of the directors of the Borrower.

(b)                              If there is a Change of Control:

(i)                                 the Borrower shall promptly notify the Lender upon becoming aware of that event;

(ii)                              the Borrower may not make a Utilisation; and

(iii)                           if the Lender (in its sole discretion) so requires, it may, within five Business Days of its receipt of the Borrower’s notification under sub-clause (i) above, direct the Borrower to repay the Loan (together with accrued interest) in full on the day (the “Early Repayment Date”) falling 30 days after the date of the Borrower’s notification under sub-clause (i) above. Before the Early Repayment Date, the Lender and the Borrower shall consult with each other for a period of five Business Days with respect to the transfer of the Lender’s rights and obligations under this Agreement to another reputable international bank or financial institution nominated by the Borrower (but which is not an Affiliate of the Borrower) in accordance with Clause 21 (Changes to the Lender). If no such transfer has been effected on or before the Early Repayment Date, then (x) the Borrower shall repay the Loan (together with accrued interest) in full on the Early Repayment Date and (y) the Commitment shall be reduced to zero on that date.

7.5                            Right of repayment and cancellation in relation to the Lender or a Participant

If:

(a)                              any sum payable to the Lender by the Borrower is required to be increased under paragraph (c) of Clause 11.2 (Tax gross-up); or

(b)                             the Lender claims indemnification from the Borrower under Clause 11.3 (Tax indemnity) or Clause 12 (Increased Costs),

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Lender notice of cancellation of the Lender’s portion of the Commitment or that Participant’s Participation (as applicable) and its intention to procure the repayment of that portion of the principal amount of the Loan affected on the last day of the Interest Period ending after the date of such notice (or, if earlier, on such other date as specified by the Borrower in that notice) (the “Cancellation Date”). Before the Cancellation Date, the Lender and the Borrower shall consult with each other for a period of five Business Days with respect to the transfer of the Lender’s rights and obligations under this Agreement or that Participant’s Participation to another reputable international bank or financial institution nominated by the Borrower (but which is not an Affiliate of the Borrower) in accordance with Clause 21 (Changes to the Lender). If no such transfer has been effected on or before the Cancellation Date, then (x) the Borrower shall repay that portion of the Loan affected (together with accrued interest) in full on the Cancellation Date and (y) the Commitment shall be reduced to on that date by such amount cancelled and repaid.

7.6                            Restrictions

(a)                               Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                              Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)                               The Borrower may not reborrow any part of the Facility which is prepaid.

(d)                              The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)                               No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

SECTION V
COSTS OF UTILISATION

8                                      INTEREST

8.1                            Calculation of interest

Except as provided in Clauses 8.3 (Default interest):

(a)                               the Borrower shall pay interest on the principal amount of each Disbursement of the A Loan from time to time outstanding during each Interest Period for such Disbursement at a rate equal to the sum of the Margin for the A Loan and, subject to Clause 9.1 (Market disruption), the Interbank Rate for such Interest Period; and

(b)                              the Borrower shall pay interest on the principal amount of each Disbursement of the B Loan from time to time outstanding during each Interest Period for such Disbursement at a rate equal to the sum of the Margin for the B Loan and, subject to Clause 9.1 (Market disruption), the Interbank Rate for such Interest Period.

8.2                            Market Flex

(a)                               In relation to the Margin for the B Loan, during the period from the Signing Date up to and including the date on which the Lender notifies the Borrower that a successful syndication has been achieved, the Lender shall be entitled in its sole discretion, to increase the Margin of the B Loan if the Lender, having regard to the prevailing conditions in the domestic and/or international money, debt capital or financial markets,  determines that such change is advisable in order to enhance the prospects of successful syndication, whether or not successful syndication is thereafter achieved.

(b)                              For the purposes of this Clause 8.2, “successful syndication” means in relation to the B Loan, the Lender shall have received from Participants, upon terms satisfactory to the Lender, formal commitments by such Participants, evidenced by the execution of one or more Participation Agreements, for the acquisition of Participations in the B Loan in the aggregate amount equal to the full amount of the B Loan.

(c)                               Any changes made pursuant to this Clause 8.2 will take effect by notice from the Lender to the Borrower.

(d)                              The Borrower agrees, at the Lender’s request, to amend the Finance Documents and do all things as may be required to reflect and give effect to any changes made under this Clause 8.2.

8.3                            Payment of interest

(a)                               The Borrower shall pay accrued interest on the Loan on each Interest Payment Date which is the last day of the relevant Interest Period.

(b)                              Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

(c)                               Interest shall be calculated on the basis of the actual number of days elapsed and a 360-day year.

8.4                            Default interest

(a)                               If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of:

(i)                                 two per cent. per annum;

(ii)                              the Margin for the A Loan; and

(iii)                           the interest rate per annum offered in the Euro-zone interbank market on the Default Interest Determination Date for a deposit in the Loan Currency of an amount comparable to the overdue amount for a period equal to the relevant Default Interest Period or, if a Market Disruption Event has occurred, the rate which expresses as a percentage rate per annum the cost to the Lender of funding its respective portion of the Loan from whatever source the Lender may reasonably select (or, at the option of the Lender, the relevant Interbank rate, if available), provided that, in the case of any amount payable by the Borrower under this Agreement in respect of the B Loan, the overdue amount shall bear interest at a rate equal to the sum of:

(i)                                 two per cent. per annum;

(ii)                              the Margin for the B Loan; and

(iii)                           the interest rate per annum offered in the Euro-zone interbank market on the Default Interest Determination Date for a deposit in the Loan Currency of an amount comparable to the overdue amount for a period equal to the relevant Default Interest Period or, if a Market Disruption Event has occurred, the rate which expresses as a percentage rate per annum the cost to the Lender and each Participant of funding its respective portion of the Loan from whatever source the Lender or such Participant(s) may reasonably select (or, at the option of the Lender and such Participant(s), the relevant Interbank rate, if available).

(b)                              Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.5                            Notification of rates of interest

Except as otherwise provided in Clause 9.1(a) (Market disruption), on each Interest Determination Date, the Lender shall determine the interest rates applicable during the relevant Interest Period and promptly give notice thereof to the Borrower. Each determination by the Lender of the interest rate applicable to any portion of the Loan shall be final, conclusive and binding upon the Borrower unless shown by the Borrower to the satisfaction of the Lender that any such determination has involved manifest error.

9                                      CHANGES TO THE CALCULATION OF INTEREST

9.1                            Market disruption

(a)                               If a Market Disruption Event occurs, then the Lender shall be entitled to notify the Borrower of the occurrence of such Market Disruption Event. If the Lender notifies the Borrower of the occurrence of the Market Disruption Event, interest shall accrue on the A Loan at a rate equal to the sum of:

(i)                                 the Margin for the A Loan; and

(ii)                              the rate which expresses as a percentage rate per annum the cost to the Lender and each Participant of funding its respective portion of the A Loan from whatever source the Lender or such Participant(s) may reasonably select (or at the option of the Lender and such Participant(s), the relevant Interbank Rate, if available), as notified by the Lender to the Borrower as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, and interest shall accrue on the B Loan at the rate equal to the sum of:

(i)                                 the Margin for the B Loan; and

(ii)                              the rate which expresses as a percentage rate per annum the cost to the Lender and each Participant of funding its respective portion of the B Loan from whatever source the Lender or such Participant(s) may reasonably select (or at the option of the Lender and such Participant(s), the relevant Interbank Rate, if available), as notified by the Lender to the Borrower as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, in each case until the Lender has given notice to the Borrower that the Market Disruption Event has ceased to exist.

(b)                              If a Market Disruption Event has occurred, the Lender shall have the right, in its discretion, to change the duration of any relevant Interest Period by sending the Borrower a written notice thereof. Any such change to an Interest Period shall take effect on the date specified by the Lender in such notice.

(c)                               If a Market Disruption Event has occurred, the Lender shall be entitled to determine the interest rate applicable during the relevant Interest Period and give notice thereof to the Borrower on or before the end of such Interest Period.

9.2                            Alternative basis of interest or funding

(a)                               Notwithstanding sub-clause (a) of Clause 9.1 (Market disruption), if a Market Disruption Event occurs and the Lender or the Borrower so requires, within five Business Days of the notification by the Lender pursuant to Clause 9.1(a) (Market disruption), the Lender and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.  Any alternative basis so agreed shall take effect in accordance with its terms and replace the interest rate then in effect pursuant to Clause 9.1(a) (Market disruption). If agreement cannot be reached, the Borrower may, if it gives the Lender not less than 10 Business Days’ (or such shorter notice as the Lender may agree) prior written notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of EUR 10,000,000).

(b)                              For the avoidance of doubt, if any prepayment of the Loan is made under sub-clause (a) above on a date that is not an Interest Payment Date, Break Costs, if any, shall be due and payable by the Borrower.

(c)                               If only part of the Loan is prepaid, each prepayment made under this Clause 9.2 shall be applied in satisfaction of the Borrower’s obligations under Clause 6 (Repayment) in the inverse order of maturity of the Loan (or, at the option of the Borrower, pro rata to the remaining principal instalments thereof).

(d)                              Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Lender and the Borrower, be binding on all Parties.

9.3                            Break Costs

(a)                               If, for any reason (including, without limitation, an acceleration pursuant to Clause 20.21 (Acceleration)), any portion of the Loan becomes due and payable on a date other than the last day of an Interest Period, the Borrower shall pay to the Lender on demand, the amount, if any, by which:

(i)                                 the interest which would have accrued on such portion of the Loan from the date on which such portion of the Loan has become due and payable to the last day of the then current Interest Period at a rate equal to the Interbank Rate for such Interest Period;

exceeds:

(ii)                              the interest which the Lender would be able to obtain if it were to place an amount equal to such portion of the Loan on deposit with a leading bank in the Euro-zone interbank market for the period commencing on the date on which such portion of the Loan has become due and payable and ending on the last day of the then current Interest Period.

(b)                              If any overdue amount is paid on a date other than the last day of a Default Interest Period, the Borrower shall pay to the Lender on demand the amount, if any, by which:

(i)                                 the interest which would have accrued on such overdue amount from the date of receipt by the Lender of such overdue amount to the last day of the then current Default Interest Period at a rate equal to the rate specified in Clause 8.4 for such Default Interest Period;

exceeds:

(ii)                              the interest which the Lender would be able to obtain if it were to place an amount equal to such overdue amount on deposit with a leading bank in the Euro-zone interbank market for the period commencing on the Business Day immediately following the date of receipt of such overdue amount and ending on the last day of the then current Default Interest Period.

(c)                               The Borrower shall forthwith upon notice from the Lender reimburse the Lender for any costs, expenses and losses incurred by the Lender or any Participant, and not otherwise recovered by the Lender under sub-clauses (a) and (b) of this Clause 9.3, as a result of the occurrence of an Event of Default, prepayment of any portion of the Loan on a date other than the last day of an Interest Period, failure by the Borrower to pay any amount when due hereunder, failure by the Borrower to borrow in accordance with a Utilisation Request submitted pursuant to Clause 5.1 (Delivery of a Utilisation Request) or failure by the Borrower to make any prepayment in accordance with a notice of prepayment delivered pursuant to Clause 7.3 (Voluntary Prepayment of the Loan).

(d)                              The Lender shall, as soon as reasonably practicable after a demand by the Borrower, provide a certificate confirming the amount of its or any Participant’s Break Costs for any Interest Period or Default Interest Period (as applicable) in which they accrue.

10                               FEES

(a)                               The Borrower shall pay to the Lender certain fees in accordance with the Fee Letter. Such fees shall be paid at the times and in the manner specified in the Fee Letter.

(b)                              The charges, commissions and fees referred to in this Clause 10 are exclusive of any Tax which might be chargeable in connection with such charges, commissions or fees. If any such Tax becomes chargeable, the Borrower shall pay such Tax to the Lender at the same time that the relevant charge, commission or fee becomes due and payable.

SECTION VI
ADDITIONAL PAYMENT OBLIGATIONS

11                                TAX GROSS-UP AND INDEMNITIES

11.1                      Definitions

(a)                               In this Agreement:

“Qualifying Lender” means a Lender which is situated for tax purposes in the Russian Federation or in a Tax Treaty Jurisdiction, or is otherwise entitled to receive interest free and clear of Russian withholding tax from a source within the Russian Federation.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by the Borrower to the Lender under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

“Tax Treaty Jurisdiction” means a jurisdiction which has in force a double tax treaty with the Russian Federation (or with the Union of Soviet Socialist Republics to which the Russian Federation has succeeded) which provides for full exemption from Russian withholding tax on interest derived from a source within the Russian Federation payable to a resident of such jurisdiction.

(b)                              Unless a contrary indication appears, in this Clause 11 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

11.2                      Tax gross-up

(a)                               The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                              The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.

(c)                               Subject to paragraph (d) below, if a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                              The Borrower is not required to make an increased payment to the Lender under paragraph (c) above if, on the date on which the payment falls due, the Borrower could have made such a payment to the Lender without a Tax Deduction if the Lender was a Qualifying Lender, but on that date the Lender is not, or has ceased to be, a Qualifying Lender (other than as a result of any change after the date it became the Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or concession of any relevant taxing authority).

(e)                               If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)                                 Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender an original receipt (or certified copy thereof) demonstrating that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

11.3                      Tax indemnity

(a)                               If the Lender is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document, the Borrower shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines has been suffered for or on account of Tax by the Lender  in respect of a Finance Document.

(b)                              Paragraph (a) above shall not apply:

(i)                                 with respect to any Tax assessed on the Lender:

(A)                          under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(B)                            under the law of the jurisdiction in which the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(ii)                              to the extent a loss, liability or cost:

(A)                          is compensated for by an increased payment under Clause 11.2 (Tax gross-up); or

(B)                            would have been compensated for by an increased payment under Clause 11.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 11.2 (Tax gross-up) applied.

(c)                               If the Lender makes, or intends to make, a claim under paragraph (a) above, it shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.

(d)                              The provisions of Clause 11.2(c) and sub-clause (a) of this Clause 11.3 shall not apply to Taxes, to the extent that such Taxes arise as a direct consequence of a Participation having been acquired a Participant whose principal office is located in a Country of Operation or by the permanent office of establishment in a Country of Operation by a Participant.

11.4                      Tax Credit

If the Borrower makes a Tax Payment and the Lender determines that:

(a)                              a Tax Credit is attributable to that Tax Payment; and

(b)                             that the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay promptly an amount to the Borrower which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrower.

11.5                      Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability that the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

11.6                      Value added tax

(a)                               All consideration expressed to be payable under a Finance Document by any Party to the Lender shall be deemed to be exclusive of any VAT. If VAT is chargeable on such consideration, that Party shall pay to the Lender (or directly to the appropriate tax authority, if so required by law) (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)                              Where a Finance Document requires any Party to reimburse the Lender for any costs or expenses, that Party shall also at the same time pay and indemnify the Lender against all VAT incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that neither it nor any other member of the group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

12                               INCREASED COSTS

12.1                     Increased Costs

(a)                               Subject to Clause 12.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Lender, pay to the Lender the amount of any Increased Costs incurred by the Lender or any Participant as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the Signing Date.

(b)                              In this Agreement “Increased Costs” means:

(i)                                   a reduction in the rate of return from the Facility or on the Lender’s or such Participant’s overall capital;

(ii)                                an additional or increased cost; or

(iii)                             a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or such Participant to the extent that it is attributable to the Lender having entered into the Commitment or funding or performing its obligations under any Finance Document or such Participant acquiring or maintaining its Participation (as applicable).

12.2                     Increased cost claims

(a)                               If the Lender intends to make a claim pursuant to Clause 12.1 (Increased Costs), the Lender shall notify the Borrower (on behalf of itself or on behalf of a Participant) of the event giving rise to the claim.

(b)                              The Lender shall, as soon as practicable after a demand by the Borrower, provide a certificate of itself or a Participant confirming the amount of its or such Participant’s (as applicable) Increased Costs.

12.3                     Exceptions

(a)                               Clause 12.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)                                 attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)                              a direct consequence of a Participation having been acquired by a Participant whose principal office is located in a Country of Operation or by the permanent office of a Participant in a Country of Operation;

(iii)                           compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 11.3 (Tax indemnity) applied); or

(iv)                          attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

(b)                              In this Clause 12.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 11.1 (Definitions).

13                               OTHER INDEMNITIES

13.1                     Currency indemnity

(a)                               If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                 making or filing a claim or proof against the Borrower;

(ii)                              obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                              The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2                     Other indemnities

The Borrower shall, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender or any Participant as a result of:

(a)                              the occurrence of any Event of Default;

(b)                             a failure by the Borrower to pay any amount due under a Finance Document on its due date;

(c)                                funding, or making arrangements to fund, the Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(d)                               the Loan (or part thereof) not being prepaid in accordance with a notice of prepayment given by the Borrower.

13.3                     Indemnity to the Lender

The Borrower shall promptly indemnify the Lender against any cost, loss or liability incurred by the Lender (acting reasonably) as a result of:

(a)                                investigating any event which it reasonably believes is a Default; or

(b)                               acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

14                               MITIGATION BY THE LENDER

14.1                     Mitigation

(a)                               The Lender shall (and shall request each Participant to), in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 11 (Tax Gross-up and Indemnities) or Clause 12.1 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)                              Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

14.2                     Limitation of liability

(a)                               The Borrower shall indemnify the Lender and each Participant for all costs and expenses reasonably incurred by the Lender and such Participant as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)                              The Lender is not and no Participant is, obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of the Lender or such Participant (acting reasonably), to do so might be prejudicial to it.

15                               COSTS AND EXPENSES

15.1                     Transaction expenses

The Borrower shall promptly on demand pay the Lender the amount of all reasonable out-of-pocket costs and legal expenses incurred by each of them in connection with the negotiation, preparation and execution of:

(a)                                this Agreement and any other documents referred to in this Agreement; and

(b)                               any other Finance Documents executed after the date of this Agreement,

provided that if the total costs and expenses referred to in this Clause 15.1 reach the equivalent of two hundred thousand Euro (EUR 200,000), the Lender will inform the Borrower in writing that the costs and expenses have reached such amount and will consult with the Borrower in relation to the incurrence of costs and expenses in excess of such amount, it being understood by the Parties, for the avoidance of doubt, that this amount does not in any way represent a maximum amount in relation to such costs and expenses.

15.2                     Amendment costs

If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 24.6 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

15.3                     Enforcement costs

The Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION VII
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

16                               REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 16 to the Lender on the date of this Agreement.

16.1                     Status

(a)                               It is an open joint stock company, duly established, registered and validly existing under the laws of the Russian Federation.

(b)                              It and each of its Significant Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

16.2                     Directors and Officers

As of the date of this Agreement, the Directors of the Borrower are Vitaliy Savelyev, Anton Abugov, Alexei Buyanov, Mohanbir Gyani, Daniel Crawford, Sergei Drozdov, Tatiana Yevtoushenkova, Paul Ostling and Mikhail Shamolin, the President and Chief Executive Officer is Mikhail Shamolin and the Chief Accountant of the Borrower is Irina Borisenkova.

16.3                     Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations, subject to insolvency and other laws affecting creditors’ rights generally and principles of equity.

16.4                     Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)                                any law or regulation applicable to it;

(b)                               its or any of its Subsidiaries’ constitutional documents; or

(c)                                any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.

16.5                     Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the transactions contemplated by those Finance Documents.

16.6                     Validity and admissibility in evidence

All Authorisations required:

(a)                                to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents;

(b)                               for it and its Significant Subsidiaries to carry on its and their business; and

(c)                                to make the Finance Documents admissible in evidence in the general jurisdiction courts or commercial courts (arbitrazhniye sudi) of the Russian Federation in an original action or action to enforce a foreign arbitral award, provided that authenticated and notarised Russian texts are made available to such courts at that time and any other procedures and formalities regarding presentation of documents to a Russian court are complied with, have been obtained or effected and are in full force and effect (except, in relation to paragraph (b) above, where the failure to obtain such Authorisations (excluding any Telecommunications Authorisations) is not reasonably likely to have a Material Adverse Effect).

16.7                     Governing law and enforcement

(a)                               The choice of English law as the governing law of the Finance Documents will be recognised and enforced in the Russian Federation.

(b)                              Any arbitration award obtained in England in relation to a Finance Document will be recognised and enforced in the Russian Federation in accordance with the 1958 New York Convention on Recognition and Enforcement of Foreign Arbitral Awards.

16.8                     No bankruptcy proceedings

Neither the Borrower nor any of its Significant Subsidiaries has taken any corporate action nor have any other steps been taken or legal proceedings been started or, to the best of its knowledge and belief (after due inquiry), threatened against it or any of its Significant Subsidiaries for (a) its liquidation or bankruptcy or the appointment of a liquidation commission (likvidatsionnaya komissiya) or a similar officer of it or any of its Significant Subsidiaries; (b) the institution of supervision (nablyudeniye), financial rehabilitation (finansovoe ozdorovlenie), external management (vneshnee upravlenie) or the appointment of a bankruptcy manager (konkursniy upravlayuschiy) or similar officer of it or any of its Significant Subsidiaries; (c) the convening of a meeting of creditors for the purposes of considering an amicable settlement (as defined in the Russian Insolvency Law); or (d) any analogous act in respect of it or any of its Significant Subsidiaries in any jurisdiction.

16.9                     Deduction of Tax

It is not required under the law of the Russian Federation to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Qualifying Lender.

16.10              No filing or stamp taxes

Under the law of the Russian Federation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in the Russian Federation or that any stamp, registration or similar Tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except for court registration fees in connection with any enforcement proceedings in such court.

16.11               Payment of Taxes

Neither it nor any of its Significant Subsidiaries has overdue tax liabilities, other than tax liabilities (a) whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate reserves or other appropriate provision has been made or (b) whose amount, together with all such other unpaid or undischarged taxes, does not in aggregate exceed EUR 25,000,000 (or its equivalent in any other currency or currencies).

16.12              No default

(a)                               No Default or Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)                              No event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which is reasonably likely to have a Material Adverse Effect.

16.13              Financial statements

(a)                               Its Financial Statements were prepared in accordance with GAAP consistently applied.

(b)                              Its Financial Statements fairly represent its, and its consolidated, financial condition, financial performance, cash flows and operations as at the end of and for the relevant financial year.

(c)                               Since the date of the Financial Statements, there has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group) and the Borrower has not, nor have any of its Subsidiaries, suffered any Material Adverse Effect, incurred any substantial or unusual loss or liability or undertaken or agreed to undertake any substantial or unusual obligation except under the Finance Agreements.

(d)                              The Borrower nor any of its Subsidiaries had, as at the date of the Financial Statements, no material contingent obligations, liabilities for Taxes or unusual forward or long term commitments not disclosed by, or reserved against in, such balance sheet or the notes thereto.

16.14              Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

16.15              No proceedings pending or threatened

Other than the MTS-Ukraine Litigation, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including but not limited to, investigative proceedings) have, to the best of its knowledge and belief (after due inquiry), been started or threatened against it or any of its Significant Subsidiaries which, if adversely determined would be reasonably likely to have a Material Adverse Effect.

16.16              Environmental and social compliance

In relation to the Borrower and each of its Subsidiaries, its businesses, operations, assets, equipment, property, leaseholds and other facilities are in compliance with the provisions of all applicable laws relating to Environmental Matters and Social Matters. The Borrower and each of its Subsidiaries has been issued all required Authorisations relating to, and has received no complaint, order, directive, claim, citation or notice from any Governmental Authority or other person with respect to air emissions, discharges to surface water or ground water, noise emissions, solid or liquid waste disposal, the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes, health and safety, employment conditions, the protection of indigenous peoples, cultural property, resettlement of persons or any other Environmental Matter or Social Matter.

16.17              Telecommunications laws and licences

(a)                               Each of the Borrower and its Significant Subsidiaries has:

(i)                                   complied in all material respects with all Telecommunications Laws to which it may be subject;

(ii)                                obtained all material Telecommunications Authorisations necessary to conduct its business; and

(iii)                             complied in all material respects with the terms of those Telecommunication Authorisations,

in each case other than where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)                              There has been no act, omission or event which might reasonably be expected to give rise to the material amendment, revocation, suspension, cancellation, withdrawal or termination of any provision of any Telecommunications Authorisation. To the best of its knowledge and belief (after due inquiry), no Telecommunications Authorisation is the subject of any pending or threatened proceedings which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

16.18              Compliance with laws

The Borrower is not, and none of its Subsidiaries are, in violation of any law applicable to it and presently in effect.  To the best of the Borrower’s knowledge, no law has been proposed or is expected which may have a Material Adverse Effect.  All tax returns and reports of the Borrower required by law to be filed have been duly filed and all Taxes upon the Borrower, its properties and its income, which are due and payable, have been paid, other than those currently payable without penalty or interest.  The Borrower is in compliance with all applicable laws concerning money laundering.  Neither the Borrower nor any of its Subsidiaries, nor (to the best of the Borrower’s knowledge after due and careful enquiry in accordance with the Borrower’s internal procedures from time to time) any officers, directors, authorised employees, Affiliates, agents or representatives of the Borrower or its Subsidiaries has committed or engaged in, with respect to the Project, or any transactions contemplated by this Agreement, any Prohibited Practice.

16.19              No Immunity

(a)                               The execution by the Borrower of the Finance Documents constitutes, and its exercise of its rights and performance of its obligations thereunder will constitute, private and commercial activities done and performed for private and commercial purposes (rather than public and governmental purposes).

(b)                              In any proceedings taken in the Russian Federation in relation to the Finance Documents, the Borrower will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

16.20              Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period (provided that whenever the representation in paragraph (c) of Clause 16.4 (Non-conflict with other obligations) is deemed to be made on a date other than the Signing Date or a Utilisation Date, the statement “except where the same would not be reasonably likely to have a Material Adverse Effect” shall qualify the representation in said paragraph (c)).

17                               INFORMATION UNDERTAKINGS

The undertakings in this Clause 17 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

17.1                     Financial statements

The Borrower shall supply to the Lender:

(a)                                as soon as the same become available, but in any event within 180 days after the end of each of its financial years, its audited consolidated and non-consolidated financial statements for that financial year; and

(b)                               as soon as the same become available, but in any event within (i) 60 days after the end of each of its first, second and third financial quarters and (ii) 90 days after the end of its fourth financial quarter, its unaudited consolidated and non-consolidated financial statements for that financial quarter.

17.2                     Compliance Certificate

(a)                               The Borrower shall supply the Lender with each set of financial statements delivered pursuant to Clause 17.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 18 (Financial Covenants) as at the date as at which those financial statements were drawn up.  Each Compliance Certificate shall be signed by an authorised officer of the Borrower.

(b)                              Where a Compliance Certificate is required to be delivered with the financial statements delivered pursuant to paragraph (a) of Clause 17.1 (Financial statements), it shall be accompanied by a report from the Borrower’s auditors using a form acceptable to those auditors.

17.3                     Requirements as to financial statements

(a)                               Each set of financial statements delivered by the Borrower pursuant to Clause 17.1 (Financial statements) shall be certified by an authorised officer of the Borrower as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)                              The Borrower shall procure that each set of consolidated financial statements delivered pursuant to Clause 17.1 (Financial statements) is prepared using GAAP accounting practices and financial reference periods consistent with those applied in the preparation of the Financial Statements unless, in relation to any set of financial statements, it notifies the Lender that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Lender:

(i)                                   a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Financial Statements were prepared; and

(ii)                                sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender to determine whether Clause 18 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that the Financial Statements.

(c)                               Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Financial Statements were prepared.

(d)                              The Borrower shall procure that each set of non-consolidated financial statements delivered pursuant to Clause 17.1 (Financial statements) is prepared using RAS accounting practices and financial reference periods.

17.4                     Implementation Report

(a)                               The Borrower shall, within 60 days after the end of the Investment Period, provide to the Lender a report, in the form agreed between the Borrower and the Lender before the date hereof, and in substance satisfactory to the Lender, concerning the Investments made during the Investment Period.

(b)                              Until such time as the aggregate amount of Investments made is equal to the principal amount of the Loan outstanding, in relation to each Relevant Contract the Borrower shall provide to the Lender information as to the identity and nationality of the contractor and the amount and date of such Relevant Contract.

17.5                     Environmental health and safety report

As soon as available but, in any event, within 60 days after the end of each financial year, the Borrower shall furnish to the Lender a report, in form and in substance satisfactory to the Lender (acting reasonably), on Environmental Matters and Social Matters arising in relation to the Borrower and the Investments during such financial year, including:

(a)                                information on compliance by the Borrower with the environmental, health and safety and social standards mentioned in Clause 19.17 (Environmental and social compliance), including the status of any Authorisation required for the Borrower’s operations, the results of any inspection carried out by any regulatory authority, any violation of applicable laws, regulations or standards and any remedial action or fine relating to such violation;

(b)                               a summary of any material notices, reports and other communications on Environmental Matters or Social Matters submitted by the Borrower to any regulatory authority;

(c)                                information on the health and safety record of the Borrower, including the rate of accidents which are likely to have a material adverse effect on health and safety (as referred to in Clause 17.7 (Notification of accident)) and any initiatives in relation to health and safety matters which have been implemented or planned by the Borrower;

(d)                               a summary of any changes in laws relating to Environmental Matters or Social Matters  which may have a material adverse effect on the Borrower’s operations; and

(e)                                copies of information on Environmental Matters or Social Matters periodically submitted by the Borrower to its shareholders or the general public.

17.6                     Prohibited Practice

The Borrower shall promptly notify the Lender if the Borrower obtains any information regarding a violation of Clauses 16.18 (Compliance with laws) and 19.18 (Fraud and corruption) or if any international financial institution has imposed any sanction on the Borrower or any of its Subsidiaries for any Prohibited Practice. If the Lender notifies the Borrower of its concern that there has been a violation of such Clause 16.18 (Compliance with laws) or 19.18 (Fraud and corruption), the Borrower shall cooperate in good faith with the Lender its representatives in determining whether such violation has occurred and shall respond promptly and in reasonable detail to any such notice from the Lender and shall furnish documentary support for such response upon the Lender’s request.

17.7                     Notification of accident

Promptly following the occurrence of any incident or accident relating to the Borrower which is likely to have a material adverse effect on the environment, health or safety, the Borrower shall give the Lender notice thereof by facsimile transmission or telex specifying the nature of such incident or accident and any steps the Borrower is taking to remedy the same. Without limiting the generality of the foregoing, an incident or accident is deemed to be likely to have a material adverse effect on the environment, health or safety if any applicable law requires notification of such incident or accident to any Governmental Authority, such incident or accident involves fatality or multiple serious injuries requiring hospitalisation or such incident or accident has become public knowledge (whether through media coverage or otherwise) and the Borrower is aware that it has become public knowledge.

17.8                     Insurance

Prior to the first Disbursement and thereafter, within 30 days after the effective date of any new or renewed insurance policy, the Borrower shall furnish to the Lender an original certificate from the Borrower’s insurer or insurance broker, indicating the properties insured, amounts and risks covered, names of loss payees, beneficiaries and assignees, name of the insurer and any special features of the new or renewed insurance policy, together with a certified copy of such insurance policy.

17.9                     Information: miscellaneous

The Borrower shall supply to the Lender:

(a)                                all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally promptly after they are dispatched;

(b)                               promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which would, if adversely determined, be reasonably likely to have a Material Adverse Effect;

(c)                                promptly, such information as may be reasonably requested by the Lender (including relevant figures from management accounts) to ascertain whether any Subsidiary of the Borrower falls within paragraph (e) of the definition of “Significant Subsidiary”; and

(d)                               promptly, such further information regarding the financial condition, business and operations of any member of the Group as the Lender may reasonably request.

17.10              Notification of Default

(a)                               The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)                              Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

17.11               Know your customer checks

If:

(a)                                the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)                               any change in the status of the Borrower after the date of this Agreement; or

(c)                                a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement,

obliges the Lender (or, in the case of paragraph (c) above, any prospective new Lender) or any Participant to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or any Participant or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Lender or any Participant or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

18                               FINANCIAL COVENANTS

The financial undertakings in this Clause 18 shall remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1                     Financial condition

The Borrower shall ensure that:

(a)                                The ratio of Total Debt as at the end of any Relevant Period to OIBDA in respect of such Relevant Period will not exceed 3:1; and

(b)                               the ratio of OIBDA to Interest Expense in respect of any Relevant Period will not be less than 5:1.

18.2                     Financial covenant calculations

Total Debt, OIBDA and Interest Expense shall be calculated and interpreted on a consolidated basis in accordance with the GAAP applicable to the Financial Statements of the Borrower and shall be expressed in Dollars.

18.3                     Definitions

In this Clause 18.3:

“Interest Expense” means, in relation to any Relevant Period, the aggregate amount of interest and any other finance charges (whether or not paid, payable or capitalised) accrued by the Group in that Relevant Period in respect of Total Debt including:

(a)                                the interest element of leasing and hire purchase payments;

(b)                               commitment fees, commissions, arrangement fees and guarantee fees; and

(c)                                amounts in the nature of interest payable in respect of any shares other than equity share capital,

adjusted (but without double counting) by:

(i)                                   adding back the net amount payable (or deducting the net amount receivable) by members of the Group in respect of that Relevant Period under any interest or (so far as they relate to interest) currency hedging arrangements; and

(ii)                                deducting interest income of the Group in respect of that Relevant Period to the extent freely payable in cash,

multiplied by two,

as determined (except as needed to reflect the terms of this Clause 18) from the financial statements of the Group and Compliance Certificates delivered under Clause 17.1 (Financial statements) and Clause 17.2 (Compliance Certificate).

“OIBDA” means, in relation to any Relevant Period, the total consolidated net income of the Group for that Relevant Period:

(a)                                before taking into account the charge or credit to the profit and loss account in respect of:

(i)                                  minority interests;

(ii)                               income tax;

(iii)                            non-operating income less non-operating expenses;

(iv)                           the Group’s share in the net income (or loss) of any associated companies or undertakings;

(v)                              Interest Expense;

(vi)                           Interest income; and

(vii)                        Currency exchange and translation (gains)/losses

(b)                               after adding back all amounts provided for depreciation and amortisation for that Relevant Period,

multiplied by two,

as determined (except as needed to reflect the terms of this Clause 18) from the financial statements of the Group and Compliance Certificates delivered under Clause 17.1 (Financial statements) and Clause 17.2 (Compliance Certificate).

“Relevant Period” means each period of six consecutive Months ending on the last day of each financial year and financial quarter of the Borrower.

“Total Debt” means, as at any particular time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of the Financial Indebtedness of members of the Group (other than any indebtedness referred to in paragraph (g) of the definition of Financial Indebtedness and any guarantee or indemnity in respect of that indebtedness).

For this purpose, any amount outstanding or repayable in a currency other than Euros shall on that day be taken into account in its Euro equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Group been prepared as at that day in accordance with the GAAP applicable to the Financial Statements of the Borrower.

19                               GENERAL UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1                     Authorisations

The Borrower shall promptly:

(i)                                   obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)                                supply certified copies to the Lender of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

19.2                     Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

19.3                     Maintenance of existence

The Borrower shall maintain its corporate existence in compliance with all applicable laws. The Borrower shall conduct its business with due diligence and efficiency in accordance with sound engineering, financial and business practices and in compliance with all applicable laws, including all money laundering laws. The Borrower shall use procurement methods which ensure a sound selection of goods and services at fair market value and that the Borrower is making its capital investments in a cost effective manner.

19.4                     Negative pledge

(a)                               The Borrower shall not (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)                              The Borrower shall not (and the Borrower shall ensure that no other member of the Group will):

(i)                                 sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may  be leased to or re-acquired by the Borrower or any other member of the Group;

(ii)                              sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)                           enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)                          enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)                               Paragraphs (a) and (b) above do not apply to Permitted Security.

19.5                     Disposals

(a)                               The Borrower shall not (and shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)                              Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)                                 made in the ordinary course of trading of the disposing entity;

(ii)                              of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)                           made from one member of the Group (other than the Borrower) to another member of the Group;

(iv)                          of cash or cash equivalents for cash or cash equivalents;

(v)                             where the book value of such asset (when aggregated with the book value of each other asset disposed of under this sub-clause (v)) (in each case as calculated in accordance with GAAP) does not exceed (x) 10% of the Borrower’s Total Assets in any financial year of the Borrower and (y) 25% of the Borrower’s Total Assets during the period starting on the Signing Date and ending on the date that all amounts outstanding under this Agreement have been paid in full. At the request of the Lender (any such request to be made no more than once per calendar quarter, unless a Default is continuing), the Borrower shall provide a certificate to the Lender setting out in reasonable detail the book value of any assets disposed of under this sub-clause (v) (calculated in accordance with GAAP); or

(vi)                          involving the transfer of any or all of the Borrower’s shares in MTS-Ukraine pursuant to the MTS-Ukraine Litigation to a person that is not a member of the Group (provided that this sub-clause (vi) shall not in any way prejudice the rights of the Lender under Clause 20.19 (MTS-Ukraine Litigation).

When calculating the Borrower’s Total Assets under sub-clause (v) above, if the annual consolidated balance sheet of the Borrower for the immediately preceding financial year of the Borrower is not available, the Borrower’s Total Assets shall be calculated by reference to the draft audit report then available for that financial year and any other evidence reasonably requested by, and reasonably satisfactory to, the Lender.

19.6                     Merger

(a)                               The Borrower shall not enter into or become subject to any consolidation or reorganisation, whether by way of merger (sliyaniye obschestva), company accession (prisoedinyeniye obschestva), company division (razdeleniye obschestva), company separation (vydelyeniye obschestva), company transformation (preobrazovaniye obschestva), company liquidation (likvidatisya obschestva) or any other company reorganisation (reorgnizatsiya obschestva) (as these terms are construed by applicable Russian law) or otherwise, or any analogous transaction in any jurisdiction, other than a consolidation or merger with one of its Subsidiaries where the Borrower is the surviving entity.

(b)                              The Borrower shall ensure that no Significant Subsidiary will enter into or become subject to any consolidation or reorganisation, whether by way of merger (sliyaniye obschestva), company accession (prisoedinyeniye obschestva), company division (razdeleniye obschestva), company separation (vydelyeniye obschestva), company transformation (preobrazovaniye obschestva), company liquidation (likvidatsiya obschestva) or any other company reorganisation (reorganizatsiya obschestva) (as these terms are construed by applicable Russian law) or otherwise, or any analogous transaction in any jurisdiction if such reorganisation or transaction would, in the opinion of the Lender (acting reasonably), have a Material Adverse Effect.

19.7                     Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group from that carried on at the Signing Date.

19.8                     Conduct of business

The Borrower shall, and shall procure that each of its Significant Subsidiaries will, conduct its business in all material respects in accordance with:

(a)                              all Telecommunications Laws to which it is or may become subject;

(b)                             all requirements of the telecommunications regulators of the Russian Federation, Ukraine and any other jurisdiction where it conducts its business; and

(c)                              the terms of all relevant Telecommunications Authorisations.

19.9                     Asset maintenance

The Borrower shall, and shall procure that each of its Significant Subsidiaries will, have and maintain good and marketable title to or valid leases or licences of, or rights of use relating to, all assets necessary to maintain, develop and operate and otherwise conduct its business as then being conducted by it and in each case where failure to do so might reasonably be expected to have a Material Adverse Effect.

19.10              Insurance

The Borrower shall (and shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business.

19.11               Derivative Transactions

(a)                               The Borrower shall not enter into any exchange traded or over the counter financial derivatives, including any interest rate or currency swap, interest rate cap or collar, forward rate agreement or other interest rate, currency or commodity hedge or similar derivative transaction, except in the ordinary course of business.

(b)                              For the purposes of this Clause 19.11, entered into in the “ordinary course of business” shall mean where such derivative transactions are entered into by the Borrower for genuine commercial purposes, being hedging an existing exposure to commodity prices, interest rates or foreign exchange risk associated with transactions conducted by the Borrower or otherwise as a result of the Borrower’s usual business operations and not for speculative purposes.

19.12              Transactions with Related Parties

(a)                               The Borrower shall not (and the Borrower shall ensure that no other member of the Group will), directly or indirectly, enter into or permit to exist any intercompany loan with, or for the benefit of, any Related Party, unless:

(i)                                 the terms of such intercompany loan are no less favourable to such member of the Group than those that could be obtained in a comparable arm’s-length transaction or series of related transactions with a person that is not a Related Party; or

(ii)                              such intercompany loan is made pursuant to a contract or contracts existing on the Signing Date (excluding any amendments or modifications thereto after the Signing Date), provided that the aggregate outstanding amount of all such intercompany loans described in sub-clauses (i) and (ii) above does not, at any time, exceed EUR 100,000,000.

(b)                              Paragraph (a) above does not apply to:

(i)                                 compensation or employee benefit arrangements with any officer or director of any member of the Group arising out of any employment contract entered into in the ordinary course of business; or

(ii)                              transactions between members of the Group.

(c)                               For the purposes of this Clause 19.12 only, a “Related Party” means, with respect to any specified person:

(i)                                 any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; or

(ii)                              any other person who is a director or executive officer of (a) such specified person or (b) any person described in (i) above.

For purposes of the definition of “Related Party” only, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10 per cent. or more of any class, or any series of any class, of equity securities of a person, whether or not voting, shall be deemed to be control.

19.13              Restriction on acquisitions

The Borrower shall not establish or acquire any Subsidiary, acquire any Telecommunications Licence or invest in any other entity without the consent of the Lender (such consent not to be unreasonably withheld), provided that this Clause 19.13 shall not apply to any such acquisition or investment where such acquisition or investment relates to a Subsidiary or entity whose principal business is telecommunications or the provision of data services or related or ancillary businesses and the consideration paid by the Borrower in relation to such acquisition or investment, when aggregated with the consideration paid by the Borrower in relation to each other acquisition or investment in the same financial year permitted under this paragraph (a), does not exceed (i) 20 per cent. of the Borrower’s Total Assets in the financial year of the Borrower ending 31 December 2008; and (ii) 20 per cent. (or such higher amount not exceeding 25 per cent. as the Lender may agree (acting reasonably)) of the Borrower’s Total Assets in any other financial year of the Borrower.

19.14              Prompt payment of Taxes

The Borrower shall (and shall ensure that each Significant Subsidiary will) duly pay all Taxes payable by it, other than (a) those taxes which are being contested in good faith and by appropriate proceedings and in respect of which adequate reserves or other appropriate provisions have been made; or (b) whose amount does not exceed EUR 25,000,000 (or its equivalent in any other currencies).

19.15              Pari passu

The Borrower shall, and shall procure that each member of the Group will, procure that its obligations under the Finance Documents rank at least pari passu with all its other unsecured, unsubordinated obligations save where such other obligations are mandatorily preferred by law.

19.16              Loans and guarantees

(a)                               The Borrower shall not (and the Borrower shall ensure that no member of the Group will):

(i)                                 make any loan, or provide any form of credit or financial accommodation, to any person (including, without limitation, its employees, shareholders, another member of the Group and any Affiliate); or

(ii)                              give or issue any guarantee, indemnity, bond or letter of credit to or for the benefit of, or in respect of liabilities or obligations of, any other person or voluntarily assume any liability (whether actual or contingent) of any other person (including, in each case and without limitation, its employees, shareholders, another member of the Group and any Affiliate).

(b)                              The restrictions in paragraph (a) above do not apply to (i) loans, credits, financial accommodation, guarantees, indemnities, bonds and letters of credit that are: (A) expressly permitted by the Finance Documents; or (B) for normal trade credit on arm’s length terms and in the ordinary course of business; or (C) granted to or for the benefit of, or in respect of liabilities or obligations of, any other person in connection with any investment in or acquisition of an entity, the principal business of which is telecommunications, the provision of data services or business directly related to telecommunications and/or the provision of data services (the “Investment Loan”) where such Investment Loan is granted on arm’s length terms and such investment or acquisition is for fair market value, provided that the aggregate amount of such loans, credits, financial accommodation, guarantees, indemnities, bonds and letters of credit referred to in (A) — (C) above, does not at any time exceed 10 per cent. of the Borrower’s Total Assets; (ii) guarantees by the Borrower in relation to the obligations of any other member of the Group; or (iii) the arrangements permitted under Clause 19.12 (Transactions with Related Parties).

19.17              Environmental and social compliance

(a)                               The Borrower shall carry out the Investments in accordance with the environmental, health and safety regulations and standards in effect from time to time in the jurisdiction in which the Investments are located and the European Union environmental and health and safety standards existing on the date hereof and the International Finance Corporation’s Safeguard Policies on Indigenous Peoples, Involuntary Resettlement and Cultural Property as referred to in EBRD’s Environmental Policy as of the date hereof.

(b)                              The Borrower shall observe all applicable laws and standards on employment, including those relating to the employment of children and young people, discrimination at work, and forced labour. Such applicable laws and standards shall include (i) the International Labour Organisation’s fundamental conventions concerning the abolition of child labour, the elimination of discrimination at the workplace and the elimination of forced and compulsory labour and (ii) national law.

19.18              Fraud and corruption

The Borrower shall not and shall procure that each of its Subsidiaries does not, and shall not authorise or permit any of its officers, directors, authorised employees, Affiliates, agents or representatives to, engage in with respect to its operations or any transactions contemplated by this Agreement any Prohibited Practice.

19.19              Further documents

The Borrower shall execute all such other documents and instruments and do all such other acts and things as the Lender may determine are necessary or desirable to give effect to the provisions of the Finance Agreements and to cause the Finance Agreements to be duly registered, notarised and stamped in any applicable jurisdiction.  The Borrower hereby irrevocably appoints and constitutes the Lender as the Borrower’s true and lawful attorney with right of substitution (in the name of the Borrower or otherwise) to execute such documents and instruments and to do such acts and things in the name of and on behalf of the Borrower in order to carry out the provisions hereof.

20                               EVENTS OF DEFAULT

Each of the events or circumstances set out in Clauses 20.1 (Non-payment) to 20.20 (Material adverse change) is an Event of Default.

20.1                     Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)                              its failure to pay is caused by administrative or technical error; and

(b)                             payment is made within three Business Days of its due date.

20.2                     Financial covenants

Any requirement of Clause 18 (Financial Covenants) is not satisfied.

20.3                     Other obligations

(a)                               The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 20.1 (Non-payment) and Clause 20.2 (Financial covenants)).

(b)                              No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the Lender giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

20.4                     Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, and such representation or statement shall not have been rendered correct and not misleading within 10 Business Days of the Lender giving notice to the Borrower or the Borrower becoming aware of the same.

20.5                     Cross default

(a)                               Any single item of Financial Indebtedness of any member of the Group in an amount exceeding EUR 10,000,000 (or its equivalent in any other currency or currencies) is not paid when due nor within any originally applicable grace period.

(b)                              Any single item of Financial Indebtedness of any member of the Group in an amount exceeding EUR 10,000,000 (or its equivalent in any other currency or currencies) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)                               Any single commitment for any Financial Indebtedness of any member of the Group in an amount exceeding EUR 10,000,000 (or its equivalent in any other currency or currencies) is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)                              Any creditor of any member of the Group becomes entitled to declare any single item of Financial Indebtedness of any member of the Group in an amount exceeding EUR 10,000,000 (or its equivalent in any other currency or currencies) due and payable prior to its specified maturity as a result of an event of default (however described).

(e)                               Any of the events described in paragraphs (a) to (d) above occurs in relation to any Financial Indebtedness or commitment for Financial Indebtedness of any amount (including, for the avoidance of doubt, any amount that is less than EUR 10,000,000 (or its equivalent in any other currency or currencies)), and the aggregate amount of all such Financial Indebtedness and commitments for Financial Indebtedness is in excess of EUR 35,000,000 (or its equivalent in any other currency or currencies).

20.6                     Insolvency

(a)                               The Borrower or a Significant Subsidiary is unable or admits its inability to pay its debts as they fall due, suspends making payments on its debts generally or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling its indebtedness generally.

(b)                              The value of the assets of the Borrower or a Significant Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities).

(c)                               A moratorium is declared in respect of the indebtedness of the Borrower or a Significant Subsidiary.

20.7                     Insolvency proceedings

Any corporate action or legal proceedings are taken in relation to:

(a)                              the bankruptcy, winding-up, insolvency, dissolution, administration, reorganisation or liquidation of the Borrower or a Significant Subsidiary, including, but not limited to, institution of supervision (nablyudenie), financial rehabilitation (finansovoe ozdorovlenie), external management (vneshneye upravlenie) or bankruptcy management (konkursnoye proizvodstvo) (and such legal proceedings continue for at least 14 days);

(b)                             the suspension of payments or a moratorium of any indebtedness of the Borrower or a Significant Subsidiary (and such suspension continues for at least 14 days);

(c)                              the presentation or filing of a petition (or similar document) in respect of the Borrower or a Significant Subsidiary in any court, state arbitration court (arbitrazhnyi sud) or before any other authority in respect of the bankruptcy, winding-up, insolvency, dissolution, administration, reorganisation or liquidation of the Borrower or a Significant Subsidiary (and such petition has not been discharged within 14 days);

(d)                             the appointment of a liquidator (likvidator) or a liquidation commission (likvidatsionnaya komissiya), temporary manager (vremenniy upravlaushiy), administrative manager (administrativniy upravlaushiy), external manager (vneshniy upravlaushiy), bankruptcy manager (konkursniy upravlaushiy), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Borrower or a Significant Subsidiary or any of its assets (and such appointment continues for at least 14 days); or

(e)                              the enforcement of any Security over any asset or assets of the Borrower or a Significant Subsidiary (unless such enforcement is stayed within 14 days),

or any analogous procedure or step is taken in any jurisdiction.

20.8                     Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower or a Significant Subsidiary with a value in excess of EUR 10,000,000 (or its equivalent in any other currency or currencies) and is not discharged or stayed within 30 days.

20.9                     Judgment

The rendering against the Borrower or any Subsidiary of the Borrower of a judgment, decree or order for the payment of money in an amount in excess of EUR 10,000,000 (or its equivalent in any other currency or currencies) and the continuance of any such judgment, decree or order unsatisfied and in effect for any period of 60 consecutive days without a stay of execution.

20.10              Loss of Licence

(a)                               Any action results in the suspension for more than 30 days or the loss, revocation or termination of any of:

(i)                                 the Borrower’s GSM 900 or 1800 licences for the Moscow licence area, the St. Petersburg licence area or the Krasnodar licence area; or

(ii)                              MTS-Ukraine’s GSM 900 or 1800 licences for the Ukraine licence area; or

(iii)                           MTS-Uzbekistan’s GSM 900 or 1800 licences for the Uzbekistan licence area.

except where, within 30 days of any such event, the relevant licence is re-issued on substantially the same terms to any member of the Group and during the period falling before such re-issuance there is no material interruption to, or other material adverse effect on, the operations permitted by such licence as a direct result of such prior loss, revocation or termination.

(b)                              Any of the Borrower’s, MTS-Ukraine’s or MTS-Uzbekistan’s GSM 900 or 1800 licences are amended (or any conditions are imposed with respect to any such licence) in a manner that, in the reasonable opinion of the Lender, has or is reasonably likely to have a Material Adverse Effect.

(c)                               Any of the Borrower’s, MTS-Ukraine’s or MTS-Uzbekistan’s assigned spectrum allocations are reassigned to other users (other than a Significant Subsidiary of the Borrower), cancelled or otherwise lost, and such event, in the reasonable opinion of the Lender, has or is reasonably likely to have a Material Adverse Effect.

(d)                              The Borrower sells, leases or otherwise transfers any of its GSM 900 or 1800 licences for the Moscow, St. Petersburg or Krasnodar licence areas.

(e)                               Any of the Borrower’s GSM 900 or 1800 licences (other than its GSM 900 and 1800 licences for the Moscow, St. Petersburg or Krasnodar licence areas) is sold, leased or transferred to any person that is not (directly or indirectly) a wholly-owned Subsidiary of the Borrower.

(f)

(i)                                 Any of the GSM 900 or 1800 licences of MTS-Ukraine is sold, leased or transferred to any person that is not (directly or indirectly) a wholly-owned Subsidiary of the Borrower.

(ii)                              Sub-clause (i) above does not apply to the transfer of the GSM 900 or 1800 licences of MTS-Ukraine pursuant to the MTS-Ukraine Litigation (provided that this sub-clause (ii) shall not in any way prejudice the rights of the Lender under Clause 20.19 (MTS-Ukraine Litigation).

(g)                              Any of the GSM 900 or 1800 licences of MTS-Uzbekistan is sold, leased or transferred to any person that is not (directly or indirectly) a wholly-owned Subsidiary of the Borrower.

20.11               Cessation of Business

The Borrower or any Significant Subsidiary suspends, ceases or threatens to suspend or cease to carry on all or a substantial part of its business.

20.12              Expropriation

(a)                               By or under the authority of any government:

(i)                                 any seizure, compulsory acquisition, expropriation, nationalisation or renationalisation is made after the Signing Date of all or any material part of the assets or shares of (or other ownership interest in) any member of the Group;

(a)                              the management of any member of the Group is wholly or partially displaced or the authority of any member of the Group in the conduct of its business is wholly or partially curtailed; or

(b)                             any member of the Group is otherwise deprived of, or prevented from exercising ownership or control of, its material business or assets.

(b)                              Paragraph (a) above does not apply to:

(ii)                              the transfer of any or all of the Borrower’s shares in MTS-Ukraine pursuant to the MTS-Ukraine Litigation to a person that is not a member of the Group (provided that this paragraph (b) shall not in any way prejudice the rights of the Lender under Clause 20.19 (MTS-Ukraine Litigation)); or

(iii)                           the transfer of any or all of:

(a)                               the assets (including licences) held by Bitel; and/or

(b)                              the shares in Bitel

pursuant to the Bitel Litigation, to a person that is not a member of the Group.

20.13              Russian Foreign Exchange Restrictions

Any foreign exchange law is enacted or introduced in the Russian Federation which has the effect of prohibiting, restricting or delaying any payment by the Borrower or any member of the Group under the Finance Documents.

20.14              Moratorium

Any moratorium is declared on the payment of any external indebtedness of the Russian Federation or of Russian residents generally.

20.15              The Russian Federation

The political or economic situation in the Russian Federation deteriorates or an act of war or hostilities, invasion, armed conflict or act of a foreign enemy, revolution, insurrection or insurgency occurs in, or involves, the Russian Federation and such event, in the reasonable opinion of the Lender, has or is reasonably likely to have a Material Adverse Effect.

20.16              Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

20.17              Ineligibility for EBRD Financing

The Lender shall have determined that the Borrower has engaged in a Prohibited Practice in competing for, or in executing, an EBRD-financed contract and the Lender shall have declared the Borrower ineligible, either indefinitely or for a state period of time, to be awarded an EBRD-financed contract.

20.18              Repudiation

The Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

20.19              MTS-Ukraine Litigation

The MTS-Ukraine Litigation is adversely determined and, in the reasonable opinion of the Lender, such adverse determination has or is reasonably likely to have a Material Adverse Effect.

20.20              Material adverse change

The Lender determines that a Material Adverse Effect exists, has occurred or is reasonably likely to occur.

20.21              Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may, by notice to the Borrower:

(a)           cancel the Commitment whereupon it shall immediately be cancelled;

(b)          declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable; and

(c)           declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

SECTION VIII
CHANGES TO PARTIES

21                               CHANGES TO THE LENDER

21.1                     Assignments and transfers by the Lender

(a)                               Subject to this Clause 21, the Lender (the “Existing Lender”) may sell, transfer, assign, novate or otherwise dispose of all or part of its rights or obligations under this Agreement and any other Finance Documents to which it is a party (including, by granting of Participations or otherwise) to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

(b)                              Unless an Event of Default has occurred, any assignment or transfer shall require the consent of the Borrower, provided that (1) such consent shall not be unreasonably withheld or delayed; (2) unless the Borrower has notified the Lender to the contrary within five Business Days of receiving notice of the intended assignment or transfer, the Borrower will be deemed to have given its consent to that assignment or transfer; and (3) no such consent shall be required for granting Participations or the sale of any interest in the Loan whereby the Lender would continue to be the lender of record under this Agreement.

21.2                     Conditions of assignment or transfer

If:

(i)            the Lender assigns or transfers any of its rights or obligations under the Finance Documents to which it is a party or changes its Facility Office; and

(ii)           as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 11 (Tax Gross-up and Indemnities) or Clause 12.1 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

21.3                     Disclosure of information

The Lender may disclose to any of its Affiliates and any other person:

(a)           to (or through) whom the Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)          in connection with any Participation or proposed Participation or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

(c)           to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about the Borrower, the Group and the Finance Documents as the Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking. This Clause supersedes any previous agreement relating to the confidentiality of this information.

21.4                     Limitation of responsibility of Existing Lender

(a)                               Unless expressly agreed to the contrary, the Existing Lender make no representation or warranty and assumes no responsibility to a New Lender for:

(i)           the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)          the financial condition of the Borrower;

(iii)         the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)         the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                              Each New Lender confirms to the Existing Lender that it:

(i)            has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document to which it is a party; and

(ii)          will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or the Commitment is in force.

(c)                               Nothing in any Finance Document obliges the Existing Lender to:

(i)            accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 21; or

(ii)           support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

22                               CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

SECTION IX
THE LENDER

23                               CONDUCT OF BUSINESS BY THE LENDER

No provision of this Agreement will:

(a)           interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)          oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)           oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

SECTION X
ADMINISTRATION

24                               PAYMENT MECHANICS

24.1                     Payments to the Lender

(a)                               On each date on which the Borrower is required to make a payment under a Finance Document, the Borrower shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                              Payment shall be made to such account in the principal financial centre in a Participating Member State or London with such bank as the Lender specifies.

24.2                     Partial payments

(a)                               If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under this Agreement and the other Finance Documents to which the Lender is a party, the Lender shall apply that payment towards the obligations of the Borrower under this Agreement and such Finance Documents in any order selected by the Lender.

(b)                              Paragraph (a) above will override any appropriation made by the Borrower.

24.3                     No set-off by the Borrower

All payments to be made by the Borrower under this Agreement and any other Finance Documents to which the Lender is a party shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

24.4                     Business Days

(a)                               Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                              During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

24.5                     Currency of account

(a)                               Subject to paragraphs (b) to (e) below, Euros is the currency of account and payment for any sum due from the Borrower under this Agreement.

(b)                              A repayment of the Loan or Unpaid Sum or a part of the Loan or Unpaid Sum shall be made in the currency in which the Loan or Unpaid Sum is denominated on its due date.

(c)                               Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)                              Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)                               Any amount expressed to be payable in a currency other than Euros shall be paid in that other currency.

24.6                     Change of currency

(a)                               Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)            any reference in any Finance Document to which the Lender is a party to, and any obligations arising under any Finance Document to which the Lender is a party in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(ii)           any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)                              If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Euro-zone interbank market and otherwise to reflect the change in currency.

25                               SET-OFF

The Lender may set off any matured obligation due from the Borrower under the Finance Documents to which the Lender is a party (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

26                               NOTICES

26.1                     Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

26.2                     Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is that identified with its name below, or any substitute address, fax number or department or officer as a Party may notify to the other Party by not less than five Business Days’ notice.

The Borrower

Mobile TeleSystems Open Joint Stock Company

Address:	Ul. Vorontsovskaya 5, Bld. 2
109147 Moscow

22           Borrower to confirm details.

Russian Federation
Fax No:	+7 495 911 6531
Attention:	Alexey Kaurov
Head of Corporate Finance Department

The Lender

European Bank for Reconstruction and Development

Address:	One Exchange Square
London ECA 2A 2 JN
United Kingdom
Fax No:	+ 44 20 7338 6100
Attention:	Operation Administration Unit, Operation 29576

26.3                     Delivery

(a)                               Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

(i)            if by way of fax, when received in legible form; or

(ii)           if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 26.2 (Addresses), if addressed to that department or officer.

(b)                              Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

26.4                     English language

(a)                               Any notice given under or in connection with this Agreement must be in English.

(b)                              All other documents provided under or in connection with this Agreement must be:

(i)            in English; or

(ii)           if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

27                               CALCULATIONS AND CERTIFICATES

27.1                     Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document to which the Lender is a party, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

27.2                     Certificates and Determinations

Any certification or determination by the Lender or a Participant of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

27.3                     Day count convention

Any interest, commission or fee accruing under a Finance Document to which the Lender is a party will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Euro-zone interbank market differs, in accordance with that market practice.

28                               PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

29                               REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents to which it is a Party shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

30                               AMENDMENTS AND WAIVERS

No term of this Agreement may be amended or waived without the consent of the Lender and the Borrower and any such amendment or waiver will be binding on all Parties.

31                               COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

SECTION XI
GOVERNING LAW AND ENFORCEMENT

32                               GOVERNING LAW

This Agreement is governed by English law.

33                               ARBITRATION AND JURISDICTION

33.1                     Arbitration

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as in force on the Signing Date. There shall be one arbitrator and the appointing authority shall be the London Court of International Arbitration. The seat and place of arbitration shall be London, England and the English language shall be used throughout the arbitral proceedings.  The parties hereby waive any rights under the Arbitration Act 1996 or otherwise to appeal any arbitration award to, or to seek determination of a preliminary point of law by, the courts of England. The arbitral tribunal shall not be authorised to take or provide, and the Borrower agrees that it shall not seek from any judicial authority, any interim measures of protection or pre-award relief against the Lender, any provisions of the UNCITRAL Arbitration Rules notwithstanding. The arbitral tribunal shall have authority to consider and include in any proceeding, decision or award any further dispute properly brought before it by the Lender (but no other party) insofar as such dispute arises out of any Finance Document, but, subject to the foregoing, no other parties or other disputes shall be included in, or consolidated with, the arbitral proceedings. In any arbitral proceeding, the certificate of the Lender as to any amount due to it under any Finance Document shall, in the absence of manifest error, be prima facie evidence of such amount.

33.2                     Recourse to courts

Notwithstanding Clause 33.1 (Arbitration) above, this Agreement and any other Finance Document, and any rights of the Lender arising out of or relating to this Agreement or any other Finance Document, may, at the option of the Lender, be enforced by the Lender in the courts of England or in any other courts having jurisdiction. For the benefit of the Lender, the Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the courts of England with respect to any dispute, controversy or claim arising out of or relating to this Agreement or any other Finance Document, or the breach, termination or invalidity hereof or thereof. The Borrower hereby irrevocably designates, appoints and empowers Law Debenture Corporate Services Limited at its registered office (being, on the date hereof, at 5th floor, 100 Wood Street, London EC2V 7EX, England) to act as its authorised agent to receive service of process and any other legal summons in England for purposes of any legal action or proceeding brought by the Lender in respect of any Finance Document. The Borrower hereby irrevocably consents to the service of process or any other legal summons out of such courts by mailing copies thereof by registered airmail postage prepaid to its address specified herein. The Borrower covenants and agrees that, so long as it has any obligations under this Agreement, it shall maintain a duly appointed agent to receive service of process and any other legal summons in England for purposes of any legal action or proceeding brought by the Lender in respect of any Finance Document and shall keep the Lender advised of the identity and location of such agent.  Nothing herein shall affect the right of the Lender to commence legal actions or proceedings against the Borrower in any manner authorised by the laws of any relevant jurisdiction. The commencement by the Lender of legal actions or proceedings in one or more jurisdictions shall not preclude the Lender from commencing legal actions or proceedings in any other jurisdiction, whether concurrently or not. The Borrower irrevocably waives any objection it may now or hereafter have on any grounds whatsoever to the laying of venue of any legal action or proceeding and any claim it may now or hereafter have that any such legal action or proceeding has been brought in an inconvenient forum.

34                               IMMUNITIES

34.1                     Privileges and Immunities of the Lender

Nothing in this Agreement shall be construed as a waiver, renunciation or other modification of any immunities, privileges or exemptions of the Lender accorded under the Agreement Establishing the European Bank for Reconstruction and Development, international convention or any applicable law. Notwithstanding the foregoing, the Lender has made an express submission to arbitration under Clause 33.1 (Arbitration) and accordingly and without prejudice to its other privileges and immunities (including without limitation, the inviolability of its archives), it acknowledges that it does not have immunity from suit and legal process under Article 5(2) of Statutory Instrument 1991, No. 757 (The European Bank for Reconstruction and Development (Immunities and Privileges) Order 1991) or any similar provision under English law, in respect of the enforcement of an arbitration award duly made against it as a result of its express submission to arbitration pursuant to Clause 33.1 (Arbitration).

34.2                     Waiver of immunity

The Borrower irrevocably agrees that, should any party take any proceedings anywhere (whether for an injunction, specific performance, damages or otherwise), no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from those proceedings, from attachment (whether in aid of execution, before judgment or otherwise) of its assets or from execution of judgment shall be claimed by it or on behalf of it or with respect to its assets, any such immunity being irrevocably waived. The Borrower irrevocably agrees that it and its assets are, and shall be, subject to such proceedings, attachment or execution in respect of its obligations under the Finance Documents.

This Agreement has been executed and delivered as a deed on the date stated at the beginning of this Agreement.

Executed as a deed by:

MOBILE TELEPHONE SYSTEMS OPEN JOINT STOCK COMPANY

By	/s/ Mikhail V. Shamolin

Name:	Mikhail V. Shamolin

Title:	President and CEO

By	/s/ Irina Borisenkova

Name:	Irina Borisenkova

Title:	Chief Accountant

Executed as a deed by:

EUROPEAN BANK

FOR RECONSTRUCTION AND DEVELOPMENT

By	/s/ Aziz Muminov

Name:	Aziz Muminov

Title:	Senior Banker

SCHEDULE 1
Conditions precedent

1                                      Finance Documents

An executed original of this Agreement and each other Finance Document.

2                                      The Borrower

(a)                               Certified copies of the Borrower’s duly registered constitutional documents and certificates of registration.

(b)                              Certified copies of all corporate resolutions necessary to authorise the Borrower to execute and perform the Finance Documents and any documents referred to therein and the transactions contemplated thereunder (including but not limited to any major transaction approvals or interested party transaction approvals, if applicable).

(c)                               Evidence of the authority of the relevant signatories of the Borrower (including, but not limited to, its Chief Accountant) to execute each Finance Document to which it is a party and any documents referred to therein and the transactions contemplated thereunder.

(d)                              A certified copy of the most recent balance sheet of the Borrower by reference to the date of each Finance Document.

(e)                               A certificate executed on behalf of the Borrower:

(i)           certifying the sample signature and office of each person that signed the relevant Finance Document and any documents referred to therein and the transactions contemplated thereunder on behalf of the Borrower and certifying that such signatories hold the positions in which capacity they executed such documents; and

(ii)          certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

3                                      Participations

The Lender shall have received from Participants, upon terms satisfactory to the Lender, formal commitments by such Participants, evidenced by the execution of one or more Participation Agreements, for the acquisition of Participations in the B Loan in an aggregate amount equal to the full amount of the B Loan.

4                                      Legal opinions

(a)                               A legal opinion of White & Case LLP as to matters of English law.

(b)                              A legal opinion of White & Case LLC as to matters of Russian law.

(c)                               An in-house legal opinion of the Borrower.

5                                      NIB Loan and EIB Loan

The Lender shall be satisfied that a disbursement of the full amount of the NIB Loan and EIB Loan is to be made available under the NIB Loan Agreement and the EIB Loan Agreement on the date of the proposed Disbursement; as evidence for such availability, the Borrower will provide a certified copy of the notice from NIB and EIB confirming that all conditions precedent to the availability of the NIB Loan and EIB have been fulfilled by the Borrower; provided that if such notice is not issued by NIB and EIB, the Borrower will not be obligated to procure any other evidence and the Lender will consult with NIB and EIB to satisfy itself whether the condition set forth in this paragraph 5 has been fulfilled.

6                                      Insurance

EBRD shall have received an original insurance certificate from the Borrower’s insurer or insurance broker showing that all insurance policies and endorsements required pursuant to Clause 17.8 (Insurance) are in full force and effect and certified copies of such insurance policies and endorsements.

7                                      Other documents and evidence

(a)                               Evidence that the process agent referred to in Clause 33.2 (Recourse to courts) has accepted its appointment.

(b)                              A copy of any other Authorisation or other document, opinion or assurance which the Lender consider to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)                               The Financial Statements.

(d)                              Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 10 (Fees) and 15 (Costs and Expenses) have been paid by the first Utilisation Date.

(e)                               A copy of the deal passport of the Borrower (in the form established by Instruction No. 117-I of the Central Bank of the Russian Federation dated 15 June 2004) accepted and duly certified by a Russian authorised bank and copies of all other documents submitted by the Borrower to the Russian authorised bank in accordance with applicable Russian currency control regulations, as the Lender may reasonably require (or written confirmation from ING Bank (Eurasia) ZAO that all documents required to obtain such deal passport have been duly submitted to it by or on behalf of the Borrower).

(f)                                 Such other documents or evidence which the Lender may reasonably require.

SCHEDULE 2
Utilisation Request

From:     Mobile TeleSystems Open Joint Stock Company

To:                            European Bank for Reconstruction and Development

Dated:

Dear Sirs

Mobile TeleSystems Open Joint Stock Company — EUR 225,000,000 Facility Agreement
dated [*] December 2008 (the “Agreement”)

1                                      We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2                                      We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] or, if that is not a Business Day, the next Business Day

Amount:	[ ] or, if less, the Available Commitment

3                                      We confirm that each condition specified in Clause 4.4 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4                                      The proceeds of this Loan should be credited to [specify bank account of the Borrower].

5                                      This Utilisation Request is irrevocable.

Mobile TeleSystems Open Joint Stock Company

By:	By:

Name:	Name:

Title:	Title: Chief Accountant

SCHEDULE 3
Form of Compliance Certificate

To:                        European Bank for Reconstruction and Development

From:                    Mobile TeleSystems Open Joint Stock Company

Dated:

Dear Sirs

Mobile TeleSystems Open Joint Stock Company — EUR 225,000,000 Facility Agreement
dated [*] December 2008 (the “Agreement”)

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

1                                      [We confirm that no Default is continuing.]*

2                                      We confirm that the ratio of Total Debt as at the end of the Relevant Period ending on [•] to OIBDA in respect of such Relevant Period, was [•].

3                                      We confirm that the ratio of OIBDA to Interest Expense for  the Relevant Period ending on [•], was [•].

Signed:

[Chief Financial Officer] of
Mobile TeleSystems Open Joint Stock Company

[*    insert applicable certification language

*                 If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 4
Definitions and Guidelines for Private Sector Operations (Fraud and Corruption)

The purpose of these Guidelines is to clarify the meaning of the terms “Corrupt Practices”, “Fraudulent Practices”, “Coercive Practices,” and “Collusive Practices” in the context of the EBRD’s non-sovereign operations in favour of private sector projects.

1.            CORRUPT PRACTICES

“Corrupt Practice” means the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.  In implementing this definition, the EBRD will be guided by the following principles:

(a)          The conduct in question must involve the use of improper means (such as bribery or kickbacks) by someone to induce another person to act or to refrain from acting in the exercise of his duties, in order to obtain or retain business, or to obtain an undue advantage.  Antitrust, securities and other violations of law that are not of this nature fall outside of the definition of Corrupt Practices but may still be scrutinised under alternative procedures.

(b)          It is acknowledged that foreign investment agreements, concessions and other types of contracts commonly require investors to make contributions for bona fide social development purposes or to provide funding for infrastructure unrelated to the project. Similarly, investors are often required or expected to make contributions to bona fide local charities.  These practices are not viewed as Corrupt Practices for purposes of these definitions, so long as they are permitted under local law and fully disclosed in the payer’s books and records. Similarly, an investor will not be held liable for corrupt or fraudulent practices committed by entities that administer bona fide social development funds or charitable contributions.

(c)          In the context of conduct between private parties, the offering, giving, receiving or soliciting of corporate hospitality and gifts that are customary by internationally-accepted industry standards shall not constitute Corrupt Practices unless the action violates applicable law.

(d)          Payment by private sector persons of the reasonable travel and entertainment expenses of public officials that are consistent with existing practice under relevant law and international conventions will not be viewed as Corrupt Practices.

(e)          The EBRD does not condone facilitation payments whether they are criminalised or not.   Such payments, which are illegal in most countries, are dealt with in accordance with relevant local laws and international conventions.

2.            FRAUDULENT PRACTICES

“Fraudulent Practice” means any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial benefit or to avoid an obligation.  In implementing this definition, the EBRD will be guided by the following principles:

(a)          An action, omission, or misrepresentation will be regarded as made recklessly if it is made with reckless indifference as to whether it is true or false. Mere inaccuracy in such information, committed through simple negligence, is not enough to constitute a “Fraudulent Practice”.

(b)          Fraudulent Practices are intended to cover actions or omissions that are directed to or against the EBRD.  The expression also covers Fraudulent Practices directed to or against an EBRD member country in connection with the award or implementation of a government contract or concession in a project financed by the EBRD.    Frauds on, or other illegal behaviour directed against, other third parties are not condoned.   Such behaviour may represent an impediment to doing business with EBRD.

3.            COERCIVE PRACTICES

“Coercive Practice” means impairing or harming, or threatening to impair or harm directly or indirectly, any party or the property of the party to influence improperly the actions of a party.  In implementing this definition, the EBRD will be guided by the following principles:

(a)          Coercive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

(b)          Coercive Practices are threatened or actual illegal actions such as personal injury or abduction, damage to property, or injury to legally recognizable interests, in order to obtain an undue advantage or to avoid an obligation. It is not intended to cover hard bargaining, the exercise of legal or contractual remedies or litigation in such implementation.

4.            COLLUSIVE PRACTICES

“Collusive Practice” means an arrangement between two or more parties designed to achieve an improper purpose, including influencing improperly the actions of another party.  In implementing this definition, the EBRD will be guided by the principle that Collusive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

5.            GENERAL

In implementing the foregoing definitions, the EBRD will be guided by the principle that a person should not be liable for actions taken by unrelated third parties unless that person has participated in the prohibited act in question.